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Sun Microsystems, Inc.

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SUN MICROSYSTEMS, INC.

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, November 2, 2006

Time:	10:00 a.m. PST (doors will open at 9:00 a.m.)

Place:	Auditorium Sun Microsystems, Inc. Santa Clara Campus 4030 George Sellon Circle Santa Clara, California

At the meeting, you will be asked to:

1.	Elect eight members to the Board of Directors;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2007;

3.	Approve Sun’s Section 162(m) Executive Officer Performance-Based Bonus Plan;

4.	Consider a stockholder proposal, if properly presented at the meeting; and

5.	Consider any other matters that may properly be brought before the meeting.

By order of the Board of Directors,

/s/ Michael A. Dillon

MICHAEL A. DILLON

Executive Vice President, General Counsel and Secretary

Santa Clara, California

September 20, 2006

Please vote by telephone or by using the Internet as instructed in the proxy card, or complete, sign and date the proxy card as promptly as possible and return it in the enclosed envelope.

SUN MICROSYSTEMS, INC.

PROXY STATEMENT

FOR

2006 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING THE PROXY MATERIALS AND THE ANNUAL MEETING

Our Board of Directors is soliciting proxies to be voted at the 2006 Annual Meeting of Stockholders to be held on November 2, 2006. Your vote is very important. For this reason, our Board of Directors is requesting that you permit your common stock to be represented at the meeting by the proxies named on the enclosed proxy card. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Voting materials, which include this proxy statement, the proxy card and our annual report on Form 10-K for the fiscal year ended June 30, 2006, were mailed to stockholders beginning on September 20, 2006. Sun’s principal executive offices are located at 4150 Network Circle, Santa Clara, California 95054. Sun’s main telephone number is (650) 960-1300. In this proxy statement, Sun Microsystems is referred to as the “Company,” “Sun” and “we.”

Questions and Answers

Q:	Who may vote at the annual meeting?

A:	You may vote your Sun common stock if our records show that you owned your shares on September 6, 2006, which is referred to as the Record Date. At the close of business on the Record Date, 3,509,259,866 shares of Sun common stock were outstanding, of which 3,508,557,866 shares were eligible to vote. You may cast one vote for each share of common stock held by you on all matters presented, except for the election of the directors. Please see “Vote required” at the end of “Proposal 1—Election of Directors” below for further explanation.

Q:	What proposals will be voted on at the annual meeting?

A:	There are four proposals scheduled to be voted on at the annual meeting:

•	Election of eight members to the Board;

•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2007;

•	Approval of Sun’s Section 162(m) Executive Officer Performance-Based Bonus Plan; and

•	Consideration of a stockholder proposal, if properly presented at the meeting, regarding the Leadership Development and Compensation Committee report.

We will also consider other business that properly comes before the meeting.

Q:	How does the Board recommend that I vote?

A:	Our Board recommends that you vote:

•	“FOR” each of the nominees to the Board;

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2007;

•	“FOR” approval of Sun’s Section 162(m) Executive Officer Performance-Based Bonus Plan; and

•	“AGAINST” the stockholder proposal regarding the Leadership Development and Compensation Committee Report.

Q:	How can I vote my shares in person at the annual meeting?

A:	If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, you are considered the stockholder of record with respect to those shares and the proxy materials and proxy card are being sent directly to you by Sun. As the stockholder of record, you have the right to vote in person at the meeting. If you choose to do so, you can bring the enclosed proxy card or vote using the ballot provided at the meeting. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Most stockholders of Sun hold their shares in street name through a stockbroker, bank or other nominee rather than directly in their own name. In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the annual meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. You will need to contact your broker, trustee or nominee to obtain a legal proxy, and you will need to bring it to the meeting in order to vote in person.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the annual meeting by Internet, telephone or completing and mailing your proxy card or voting instruction card in the enclosed pre-paid envelope. Please refer to the enclosed materials for details.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the four items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Jonathan I. Schwartz and Michael A. Dillon, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Q:	What happens if I do not give specific voting instructions?

A:	If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

If you hold your shares through a broker, bank or other nominee and do not provide your broker with specific voting instructions, under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

•	Your broker will have the authority to exercise discretion to vote your shares with respect to Proposal 1 (election of directors) and Proposal 2 (ratification of auditors) because they involve matters that are considered routine.

•	Your broker will not have the authority to exercise discretion to vote your shares with respect to Proposal 3 (approval of Sun’s 162(m) performance-based bonus plan) and Proposal 4 (the stockholder proposal), because they involve matters that are considered non-routine.

As the proposals to be acted upon at the annual meeting include both routine and non-routine matters, the broker will turn in a proxy card for uninstructed shares that votes “FOR” the election of directors and ratification of auditors, but expressly states that the broker is NOT voting on the remaining proposals. The votes with respect to the remaining proposals in this case are referred to as “broker non-votes.” In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, although broker non-votes are counted for purposes of determining a quorum, broker non-votes will not otherwise affect the outcome of any matter being voted on at the annual meeting.

Q:	What is the quorum requirement for the annual meeting?

A:	A majority of Sun’s outstanding shares as of the Record Date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes, if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card or voted by telephone or by using the Internet.

Q:	How can I change my vote after I return my proxy card?

A:	You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing a new proxy card with a later date, voting on a later date by telephone or by using the Internet (only your latest telephone or Internet proxy submitted prior to the meeting will be counted), or by attending the meeting and voting in person. Please see “How can I vote my shares in person at the annual meeting?” above for further explanation. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote at the meeting or specifically request in writing that your prior proxy be revoked.

Q:	Is my vote confidential?

A.	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Sun or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to Sun management.

Q:	Where can I find the voting results of the annual meeting?

A:	The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by our Transfer Agent and Inspector of Elections and published in our quarterly report on Form 10-Q for the fiscal quarter ending on December 31, 2006.

Q:	How can I obtain a separate set of voting materials?

A:	To reduce the expense of delivering duplicate voting materials to our stockholders who may have more than one Sun stock account, we are delivering only one set of the proxy statement and the annual report on Form 10-K for the fiscal year ended June 30, 2006 to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the voting materials for each of these stockholders. If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request to receive a separate copy of these materials at no cost to you. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us to request future delivery of a single copy of these materials. You may contact us regarding these matters by writing or calling us at:

Sun Microsystems, Inc.

Attn: Investor Relations

4150 Network Circle, UMPK14-336

Santa Clara, California 95054

(650) 960-1300

Q:	Who pays for the cost of this proxy solicitation?

A:

We will pay the costs of the solicitation of proxies. We have engaged Georgeson Shareholder Communications Inc. as our proxy solicitor to help us solicit proxies from brokers, bank nominees and other institutions for a fee of $29,750.00, plus reasonable out-of-pocket expenses. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding the voting materials to their customers who are beneficial owners and obtaining their voting instructions. In addition to soliciting proxies by mail, our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone, or we may ask our proxy solicitor to solicit proxies on our behalf by telephone for a fee of $4.25 per phone call, plus reasonable expenses. We are soliciting proxies electronically through the Internet from stockholders who are our employees or who previously requested to receive proxy materials electronically through the Internet.

Q:	How can I obtain additional copies of Sun’s Form 10-K?

A:	You may obtain additional copies of our 2006 Form 10-K by sending a written request to the address listed above under “How can I obtain a separate set of voting materials?”. We will furnish the Form 10-K without exhibits at no charge. If you would prefer to receive a copy of the 2006 Form 10-K including exhibits, you will be charged a fee (which will be limited to our reasonable expenses in furnishing such exhibits). Our Form 10-K without exhibits is available in PDF format through our Investor Relations website at http://www.sun.com/aboutsun/investor. Our Form 10-K is also available with exhibits on the SEC website at http://www.sec.gov, which can be reached through our Investor Relations website. Please note that the contents of these websites are not incorporated into this filing. Further, our references to the URLs for these and other websites listed in this proxy statement are intended to be inactive textual references only.

Q:	What is the voting requirement to approve each of the proposals?

A:	The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1 — Election of directors	Each director must be elected by a majority of the votes cast, meaning that the number of shares entitled to vote on the election of directors and represented in person or by proxy at the Annual Meeting casting their vote “FOR” a director must exceed the number of such votes “WITHHELD” from that director. See the Corporate Governance section below for a more detailed description of the majority voting procedures in our Bylaws and Corporate Governance Guidelines.

Proposal 2 — Ratification of appointment of independent registered public accounting firm	To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of a majority of the votes cast affirmatively or negatively on this proposal at the annual meeting.

Proposal 3 — Approval of Sun’s Section 162(m) Executive Officer Performance-Based Bonus Plan	To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of a majority of the votes cast affirmatively or negatively on this proposal at the annual meeting.

Proposal 4 — Stockholder proposal regarding the Leadership Development and Compensation Committee report	To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of a majority of the votes cast affirmatively or negatively on this proposal at the annual meeting.

Q:	What happens if I check the “abstain” box listed next to each of the proposals other than the proposal regarding the election of directors?

A:	Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are not treated as votes cast affirmatively or negatively, and therefore have no effect on the outcome of any other matter being voted on at the annual meeting.

Q:	Is cumulative voting permitted for the election of directors?

A:

In the election of directors, you may elect to cumulate your vote. If you choose to cumulate your votes, you will need to notify the Secretary of Sun in writing at the address of Sun’s principal executive offices prior to the annual meeting or notify the chairman of the meeting prior to the commencement of voting at the annual meeting of your intent to cumulate your votes. If you hold your shares through a broker, bank or other nominee and wish to cumulate votes, you should contact your broker, bank or nominee prior to the meeting to assist you with this process. If cumulative voting is invoked, you may allocate among the director candidates that have been properly nominated in accordance with our Bylaws, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example if you hold 1,000 shares of stock, you could allocate 8,000 “FOR” votes (1,000 times 8 director positions) among as few or as many of the eight director nominees as you choose. The proxy holders intend to vote the shares represented by proxies to elect Sun’s eight nominees to the Board set forth in Proposal 1. If cumulative voting is in effect at the Annual Meeting, the proxy holders will vote the shares represented by the proxies in order to elect as many of Sun’s eight nominees to the Board set forth in Proposal 1 as possible or as they otherwise determine in their discretion. Cumulative voting applies only to the election of directors. For all other matters, each share of common stock outstanding as of the close of business on the Record Date is entitled to one vote.

Q:	What is the deadline to propose actions for consideration at the 2007 annual meeting or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future annual meetings as follows:

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in Sun’s proxy statement for the 2007 annual meeting, the written proposal must be received by the Secretary of Sun at our principal executive offices no later than May 23, 2007. The proposal will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If you intend to present a proposal at our 2007 annual meeting, but you do not intend to have it included in our 2007 proxy statement, your proposal must be delivered to the Secretary of Sun no earlier than June 22, 2007 and no later than July 22, 2007. If the date of our 2007 annual meeting is more than 30 calendar days before or after the one-year anniversary of the date of our 2006 annual meeting, your proposal must be delivered by the close of business on the tenth day following the day we publicly announce the date of the 2007 annual meeting.

Nomination of Director Candidates: Stockholders may propose director candidates for consideration by the Board’s Corporate Governance and Nominating Committee. Any such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for Board membership, information regarding any relationships between the candidate and Sun within the last three years and a written indication by the recommended candidate of her or his willingness to serve and should be directed to the Secretary of Sun at the address of our principal executive offices shown above. In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting. If you want to nominate an individual for election to Sun’s Board at the 2007 annual meeting, you must deliver a written notice to the Secretary of Sun no earlier than June 22, 2007 and no later than July 22, 2007. As set forth in our Bylaws, your notice must state: your name, your address and the number of Sun shares you own; the nominee’s name, age, business address, principal occupation and the number of Sun shares the nominee owns; and all other information regarding nominees required pursuant to Regulation 14A of the Exchange Act.

Copy of Bylaw Provisions: You may contact the Secretary of Sun at our principal executive offices to request a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our Bylaws also are available on our website at http://www.sun.com/company/cgov.

Q:	How can I communicate with the independent directors on Sun’s Board?

A:	The Board encourages stockholders who are interested in communicating directly with Sun’s independent directors as a group to do so by writing to the independent directors in care of the Secretary of Sun. Stockholders can send communications electronically by clicking on “Contact Sun’s Board of Directors” at our corporate governance website located at http://www.sun.com/company/cgov or by mail to: Secretary, Sun Microsystems, Inc., 4150 Network Circle, SCA12-202, Santa Clara, California 95054 or electronically by clicking on “Contact Sun’s Board of Directors” at our corporate governance website located at http://www.sun.com/company/cgov. Correspondence received that is addressed to the independent directors will be reviewed by our general counsel or his designee, who will regularly forward to the independent directors all correspondence that, in the opinion of our general counsel, deals with the functions of the Board or committees thereof or that the general counsel otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by Sun that is addressed to the independent members of the Board and request copies of any such correspondence.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is presently composed of ten members. On July 17, 2006, Robert J. Fisher notified us that he will not stand for reelection to the Board at the expiration of his term on November 2, 2006. On August 30, 2006, L. John Doerr notified us that he will not stand for reelection to the Board at the expiration of his term on November 2, 2006. The Board has amended our Bylaws to decrease the size of the Board from ten members to eight members to be effective on November 2, 2006, immediately prior to the Annual Meeting.

Each director serves a one-year term, as described below, with all directors subject to annual election. At the recommendation of the Corporate Governance and Nominating Committee, our Board has nominated the remaining eight members of the Board listed below under the heading “Nominees” to serve as directors for the term beginning as of the 2006 Annual Meeting of stockholders on November 2, 2006. The Board has determined that each of the nominees, with the exception of Messrs. McNealy and Schwartz, is “independent,” as that term is defined under applicable rules for companies traded on the NASDAQ Stock Market (“NASDAQ”).

If any director nominee is unable or unwilling to serve as a nominee at the time of the 2006 annual meeting, the proxies may vote either: (1) for a substitute nominee designated by the present Board to fill the vacancy; or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may choose to reduce the size of the Board, as permitted by our Bylaws. The Board has no reason to believe that any of Sun’s nominees will be unwilling or unable to serve if elected as a director.

Nominees

All nominees are currently directors, and each nominee has agreed to be named in this proxy statement and to serve if elected. The age indicated and other information in each nominee’s biography is as of the Record Date.

Jonathan I. Schwartz Age 40 Director since 2006 President and Chief Executive Officer

Mr. Schwartz has served as President and Chief Executive Officer since April 2006, as President and Chief Operating Officer from April 2004 to April 2006, as Executive Vice President, Software from July 2002 to April 2004, as Senior Vice President, Corporate Strategy and Planning from July 2000 to July 2002, and as Vice President, Ventures Fund from October 1999 to July 2000. Prior to that, Mr. Schwartz served in several other positions with Sun.

Scott G. McNealy Age 51 Director since 1982 Chairman of the Board of Directors

Mr. McNealy is a Founder of Sun and has served as Chairman of the Board of Directors since April 2006, as Chairman of the Board of Directors and Chief Executive Officer from April 2004 to April 2006, as Chairman of the Board of Directors, President and Chief Executive Officer from July 2002 to April 2004, as Chairman of the Board of Directors and Chief Executive Officer from April 1999 to June 2002, as Chairman of the Board of Directors, President and Chief Executive Officer from December 1984 to April 1999, as President and Chief Operating Officer from February 1984 to December 1984 and as Vice President of Operations from February 1982 to February 1984.

James L. Barksdale Age 63 Director since 1999 Chairman and President, Barksdale Management Corporation

Mr. Barksdale has served as Chairman and President of Barksdale Management Corporation, an investment management company, since April 1999. He has served as Chairman of The Barksdale Group, LLC, a venture capital firm, since April 1999. Mr. Barksdale served as President and Chief Executive Officer of Netscape Communications Corporation, an Internet company, from January 1995 until March 1999, when Netscape was acquired by America Online, Inc. He is also a director of Time Warner Inc. and Federal Express Corporation. He is a Special Limited Partner of Kleiner, Perkins, Caufield and Byers.

Stephen M. Bennett Age 52 Director since 2004 President and Chief Executive Officer of Intuit Inc.

Mr. Bennett has served as President and Chief Executive Officer of Intuit Inc. and a member of Intuit’s Board of Directors since January 2000. Prior to joining Intuit, a financial management software company, Mr. Bennett spent 23 years with General Electric Corporation.

Robert J. Finocchio, Jr. Age 55 Director since 2006 Former Chairman and CEO, Informix Corporation

Mr. Finocchio has served as a dean’s executive professor at Santa Clara University, Leavey School of Business, since September 2000. Mr. Finocchio served as Chief Executive Officer and President of Informix corporation, an information management software company, from July 1997 to July 1999 and Chairman of Informix from July 1997 to September 2000. Prior to joining Informix, Mr. Finocchio was employed by 3COM Corporation, a global data networking company. He is also a director of Altera Corporation and Echelon Corporation.

Patricia E. Mitchell Age 63 Director since 2005 President and Chief Executive Officer of The Museum of Television and Radio

Ms. Mitchell has served as President and Chief Executive Officer of The Museum of Television and Radio since March 2006. She served as President and Chief Executive Officer of the Public Broadcasting Service (PBS), a private non-profit media enterprise, from March 2000 to March 2006. She is also a director of Bank of America Corporation.

M. Kenneth Oshman Age 66 Director since 1988 Chairman of the Board of Directors and Chief Executive Officer of Echelon Corporation

Mr. Oshman has served as Chairman of the Board of Directors since September 1989 and Chief Executive Officer since December 1988 of Echelon Corporation, a provider of control networking products and services for automation systems. He served as President of Echelon from December 1988 to September 2001.

Naomi O. Seligman Age 68 Director since 1999 Senior Partner, Ostriker von Simson, Inc.

Ms. Seligman has served as Senior Partner of Ostriker von Simson, Inc., an IT strategy exchange, since June 1999. Ms. Seligman was a Co-Founder and Senior Partner of Research Board, Inc., an information technology executive research group. She is also a director of Akamai Technologies, Inc., The Dun & Bradstreet Corporation, and Oracle Corporation.

About the Board and its committees

The Board and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. In addition, at the conclusion of each regularly scheduled, in-person Board meeting, Sun’s independent directors meet in executive session without management present.

During fiscal 2006, our Board held thirteen meetings. Nine of our ten incumbent directors attended at least seventy-five percent of the aggregate number of meetings of the Board and committees on which such director served. Patricia E. Mitchell was elected to the Board on September 8, 2005. In the two weeks immediately following her election to the Board, the Board held three meetings at which she was not in attendance because she was not yet fully integrated into her new role and the Board’s activities. As such, she attended fewer than seventy-five percent of the aggregate number of meetings of the Board and the committee on which she served that were held during the period in which she served as a director. Excluding the three meetings immediately following her election to the Board, Ms. Mitchell attended eighty-two percent of the aggregate number of meetings of the Board and the committee on which she served. We encourage directors to attend our annual meetings. All nine directors serving on the Board as of our 2005 annual meeting attended that meeting.

The Board has an Audit Committee, a Leadership Development and Compensation Committee, and a Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee makes recommendations to the Board concerning committee memberships and appointment of chairpersons for each committee, and the Board appoints the members and chairpersons of the committees. The following table lists the chairpersons and members of each committee and the number of meetings held by each committee during fiscal 2006.

Director	Audit	Leadership Development and Compensation	Corporate Governance and Nominating
Scott G. McNealy
James L. Barksdale			Chair
Stephen M. Bennett		X
L. John Doerr(1)		Chair	X
Robert J. Finocchio, Jr.(2)	Chair(3)
Robert J. Fisher(4)	X
Patricia E. Mitchell			X
M. Kenneth Oshman		X	X
Jonathan I. Schwartz
Naomi O. Seligman	X
Number of meetings in fiscal 2006	12	6	5

(1)	Mr. Doerr will serve on the Leadership Development and Compensation Committee and Corporate Governance and Nominating Committee until November 2, 2006. Mr. Doerr will not stand for reelection at the annual meeting.

(2)	Mr. Finocchio joined the Board effective February 17, 2006 and became chair on April 21, 2006.

(3)	Lynn Turner served as the chair of the Audit Committee from July 29, 2004 until his resignation from the Board on October 27, 2005. Michael E. Lehman served as the chair of Audit Committee from October 27, 2005 until his resignation from the Board on February 17, 2006.

(4)	Mr. Fisher will serve on the Audit Committee until November 2, 2006. Mr. Fisher will not stand for reelection at the annual meeting.

Audit Committee. On behalf of the Board, the Audit Committee oversees our accounting and financial reporting processes and audits of our financial statements. Among other matters, the Audit Committee:

•	hires, evaluates performance of and replaces independent registered public accounting firm as appropriate;

•	discusses relationships or issues that could hinder the independence of, and pre-approves the services provided by, Sun’s independent registered public accounting firm;

•	discusses with management, internal auditors and the independent registered public accounting firm the quality of Sun’s accounting principles and financial reporting; and

•	oversees the internal auditing functions and controls.

See the “Report of the Audit Committee” contained in this proxy statement. Each member of the Audit Committee meets the NASDAQ requirements as to independence and financial knowledge, and our Board has determined that Robert J. Finocchio, Jr. qualifies as an “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-K of the Exchange Act and is “independent” as defined in applicable SEC rules. The Audit Committee operates under a written charter that complies with applicable SEC and NASDAQ requirements, which was amended and restated effective April 27, 2005. The Audit Committee Charter is posted at http://www.sun.com/company/cgov/docs/AuditCommitteeCharter.pdf.

Leadership Development and Compensation Committee. The Leadership Development and Compensation Committee has overall responsibility for approving and evaluating our compensation plans, policies and programs applicable to executive officers. Among other matters, the Leadership Development and Compensation Committee:

•	reviews and approves the executive compensation policies, including compensation of the chief executive officer;

•	administers the employee stock option and stock purchase plans;

•	reviews executive and leadership development policies, plans and practices; and

•	advises the Board on executive successor planning.

See the “Report of the Leadership Development and Compensation Committee of the Board on Executive Compensation” contained elsewhere in this proxy statement. The members of the Leadership Development and Compensation Committee are all independent directors under applicable NASDAQ rules. The Leadership Development and Compensation Committee operates under a written charter, a copy of which can be found at http://www.sun.com/company/cgov/docs/LDCC_Charter.pdf.

Corporate Governance and Nominating Committee. The purpose of the Corporate Governance and Nominating Committee is to ensure that our Board is properly constituted to meet its fiduciary obligations to stockholders and Sun and that Sun has and follows appropriate governance standards. Among other matters, the Corporate Governance and Nominating Committee:

•	reviews and approves nominees for service on the Board;

•	considers candidates recommended by stockholders; and

•	adopts, reviews and implements corporate governance policies and procedures.

The members of the Corporate Governance and Nominating Committee are all independent directors under applicable NASDAQ rules. The Corporate Governance and Nominating Committee operates under a written charter, a copy of which can be found at http://www.sun.com/company/cgov/docs/CGNC_Charter.pdf.

Consideration of director nominees

The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board. The Corporate Governance and Nominating Committee considers and evaluates any candidates who have been properly recommended by a stockholder, as well as those candidates who have been identified by management, individual members of the Board of Directors or, if the Committee determines, a search firm. This review may, in the Committee’s discretion, include a review solely of information provided to the Corporate Governance and Nominating Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper, including the retention of third parties to review potential candidates. The Corporate Governance and Nominating Committee Policies and Procedures for Director Candidates can be found at http://www.sun.com/company/cgov/bcc.html.

During fiscal 2006, Sun retained a third-party search firm to assist in identifying and evaluating potential director candidates. This third-party search firm assisted in evaluating Robert J. Finocchio, Jr. as a candidate for the Board. Mr. Finocchio was initially identified and recommended as a director candidate by a non-employee director.

The Committee evaluates candidates proposed by stockholders using the same criteria as those used for other candidates. In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Committee considers the following:

•	the current size and composition of the Board of Directors and the needs of the Board of Directors and the committees of the Board;

•	such factors as issues of diversity, age, skills such as understanding of manufacturing, technology, finance, sales and marketing, and international background; and

•	such other factors as the Committee may consider appropriate.

The Committee requires the following minimum qualifications to be satisfied by any candidate for a position on the Board:

•	possession of the highest personal and professional ethics and integrity;

•	proven achievement and competence in the candidate’s field and the ability to exercise sound business judgment;

•	attributes that are complementary to those of the existing directors;

•	the acumen, drive and skills to assist and support management and make significant contributions to the Company’s success;

•	an understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities;

•	diversity of experiences and personal and cultural attributes; and

•	expansive professional background ensuring a comprehensive appreciation of Sun’s business including manufacturing, technology development, finance, sales and marketing, and international business.

For a description of the process for a stockholder to recommend a director candidate for the Corporate Governance and Nominating Committee’s consideration or to nominate directors in accordance with our Bylaws, see “Information Concerning the Proxy Materials and the Annual Meeting — Questions and Answers —What is the deadline to propose actions for consideration at next year’s annual meeting or to nominate individuals to serve as directors?” contained in this proxy statement.

Director compensation

Annual retainer

Non-employee directors receive an annual retainer paid quarterly as follows:

Position	Annual Amount
Board Member	$42,000
Audit Committee Chair	$62,000
Audit Committee Member	$52,000
Other Committee Chairs	$47,000

Employee directors do not receive compensation for their service as a member of our Board.

Stock option plan for non-employee directors

Non-employee directors participate in our 1988 Directors’ Stock Option Plan. Under the plan, each non-employee director who is not, on the date first elected to the Board, a partner, officer or director of an entity having an equity investment in Sun, is automatically granted a nonstatutory stock option to purchase 20,000 shares of common stock on the date he or she becomes a director. Each non-employee director who is a partner, officer or director of an entity having an equity investment in Sun is automatically granted a nonstatutory stock option to purchase 10,000 shares of common stock on the date he or she becomes a director. Options granted upon election have an exercise price equal to the closing price of Sun common stock on the date of election as reported on NASDAQ. On the date of each annual meeting of stockholders, each non-employee director who is re-elected and has served on the Board for at least six months is automatically granted a nonstatutory stock option to purchase 10,000 shares of common stock. The number of options subject to an automatic grant under the plan is not adjusted for forward stock splits, stock dividends, a combination or reclassification or similar transaction that increases the number of shares of Sun common stock outstanding without receipt by Sun of consideration. Options granted upon re-election have an exercise price equal to the closing price of Sun common stock on the annual meeting date as reported on NASDAQ. Options under the plan expire after five years, vest at a rate of twenty-five percent per year and can only be exercised while the optionee is a director, or within six months after service as a director terminates due to death or disability, or within ninety days after the optionee ceases to serve as a director for any other reason.

Compensation committee interlocks and insider participation

The members of our Leadership Development and Compensation Committee are L. John Doerr, Stephen M. Bennett and M. Kenneth Oshman. No member of our Leadership Development and Compensation Committee is or formerly was an officer of Sun. During fiscal 2006, no one serving as an executive officer for Sun served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer or officers served on our Leadership Development and Compensation Committee or Board, with the exception of Michael E. Lehman, who served as a director of Echelon Corporation until his resignation from that board and appointment as Sun’s Chief Financial Officer in February 2006. Throughout fiscal 2006, the Chief Executive Officer of Echelon Corporation, M. Kenneth Oshman, served as a member of Sun’s Leadership Development and Compensation Committee.

Board recommendation

The Board recommends that you vote “FOR” each of the eight nominees to the Board set forth above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Ernst & Young LLP, an independent registered public accounting firm, to audit our consolidated financial statements for fiscal year 2007. Ernst & Young LLP has served as Sun’s independent registered public accounting firm since 1982. We are asking the stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2007. Ernst & Young LLP was appointed by the Audit Committee in accordance with its charter.

In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in Sun’s and our stockholders’ best interests.

The Audit Committee has approved all services provided by Ernst & Young LLP. A member of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions you may ask.

Board recommendation

The Board recommends that you vote “FOR” the ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm.

AUDIT AND NON-AUDIT FEES

Sun has entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for Sun. That agreement is subject to alternative dispute resolution procedures.

The following table sets forth fees for services Ernst & Young LLP provided during fiscal years 2006 and 2005:

	2006	2005
Audit fees(1)	$13,936,000	$8,724,000
Audit-related fees(2)	361,000	17,000
Tax fees(3)	718,000	1,026,000
All other fees(4)	0	0

Total	$15,015,000	$9,767,000

(1)	Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, advice on accounting matters directly related to the audit and audit services provided in connection with other statutory or regulatory filings.

(2)	Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported in footnote (1) above. For 2005, fees are solely for professional services provided in connection with audits of certain employee benefits plans. For 2006, fees are primarily related to services provided in connection with our acquisition of Storage Technology Corporation.

(3)	Fiscal 2006 includes approximately: (i) $0.4 million for domestic and international tax planning; and (ii) $0.3 million for international tax compliance. Fiscal 2005 includes approximately: (i) $0.6 million for domestic and international tax planning; (ii) $0.3 million for international tax compliance; and (iii) $0.04 million for services associated with Sun’s expatriate tax program. Tax services associated with Sun’s expatriate tax program were transferred to another public accounting firm in fiscal 2005.

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by Ernst & Young LLP. In some cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve certain services, and such pre-approvals are communicated to the full Audit Committee at its next meeting. During fiscal year 2006, all services were pre-approved by the Audit Committee in accordance with this policy and applicable SEC regulations.

On September 1, 2006 Ernst & Young LLP issued its Independence Standards Board Standard No. 1 independence letters to the Audit Committee of our Board of Directors and therein reported that it is independent under applicable standards in connection with its audit opinion for the financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006. Sun and Ernst & Young LLP continue to evaluate and review processes relevant to the maintenance of Ernst & Young LLP’s independence. The Audit Committee has discussed with Ernst & Young LLP its independence from Sun.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that Sun specifically incorporates it by reference into such filing.

The Audit Committee currently consists of Robert J. Finocchio Jr., Chairman, Robert J. Fisher and Naomi O. Seligman. Mr. Finocchio became chairman effective April 21, 2006. All members of the Audit Committee meet the independence and experience requirements of NASDAQ.

The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Charter can be found at http://www.sun.com/company/cgov/docs/AuditCommitteeCharter.pdf. The Audit Committee believes that it has satisfied its Audit Committee charter responsibilities for fiscal 2006.

The Audit Committee is responsible for overseeing Sun’s accounting and financial reporting processes and audits of Sun’s financial statements. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for Sun’s financial statements and reports, Sun’s internal auditors, as well as the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of Sun’s audited financial statements to generally accepted accounting principles.

Beginning in fiscal 2004 and continuing through fiscal 2006, management has implemented the process of documenting, testing and evaluating Sun’s system of internal controls over financial reporting in response to the requirements set forth in the Sarbanes-Oxley Act of 2002. The Audit Committee has been kept apprised of progress in this process including planning and execution updates provided by management and Ernst & Young LLP. At the conclusion of this process, the Committee received from management its assessment and report on the effectiveness of Sun’s internal controls over financial reporting. The Committee also received from Ernst & Young LLP its attestation report on management’s assessment of internal controls over financial reporting and its report on Sun’s internal controls over financial reporting. Sun published these reports in its Annual Report on Form 10-K for the year ended June 30, 2006.

The Audit Committee met twelve times either in person or by telephone during fiscal year 2006. In the course of these meetings, the Audit Committee met with management including, but not limited to individual meetings with the Chief Executive Officer, the Chief Financial Officer and the Corporate Controller, the internal auditors and Sun’s independent registered public accounting firm, Ernst & Young LLP, and reviewed the results of the internal and external audit examinations, evaluations of Sun’s internal controls and the overall quality of Sun’s financial reporting.

The Audit Committee believes that a candid, substantive and focused dialogue with the internal auditors and the independent registered public accounting firm is fundamental to the Committee’s oversight responsibilities. To support this belief, the Audit Committee periodically meets separately with the internal auditors and Ernst & Young LLP, without management present. In the course of its discussions in these meetings, the Audit Committee asked a number of questions intended to bring to light any areas of potential concern related to Sun’s financial reporting and internal controls. These questions include, but are not limited to:

•	Are there any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements?

•	Based on the auditors’ experience, and their knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

•	Based on the auditors’ experience, and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

•	Are the external and internal auditors getting the support they need from management to execute their duties?

Questions raised by the Audit Committee regarding these matters were answered to the Committee’s satisfaction.

The Audit Committee recommended the engagement of Ernst & Young LLP as Sun’s independent registered public accounting firm for fiscal year 2006 and reviewed with the internal auditors and Ernst & Young LLP their respective overall audit scope and plans. In reaching its recommendation, the Audit Committee considered the qualifications of Ernst & Young LLP and discussed with Ernst & Young LLP their independence, including a review of the audit and non-audit services provided by them to Sun. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and by the Sarbanes-Oxley Act of 2002, and it received and discussed with Ernst & Young LLP their written independence letter issued in September 2006 as required by Independence Standards Board Standard No. 1.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by any independent registered public accounting firm responsible for providing an opinion on Sun’s consolidated financial statements filed with the SEC. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have the delegated authority from the Audit Committee to pre-approve additional services, and then must communicate such pre-approvals to the full Audit Committee. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. Sun obtains these services from other service providers as needed. The Audit Committee has been reducing the scope and amount of permissible non-audit services obtained from Ernst & Young LLP and obtaining other providers for those services. This reduction in non-audit services continued in fiscal year 2006. See “Audit and Non-Audit Fees” for more information regarding fees paid to Ernst & Young LLP for services in fiscal years 2006 and 2005.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2006 with management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and the independent registered public accounting firm to help give the Committee comfort in connection with its review.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved ) the inclusion of the audited financial statements in Sun’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, for filing with the SEC.

Submitted by the Audit Committee of the Board

Robert J. Finocchio, Jr. Chairman

Robert J. Fisher

Naomi O. Seligman

CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of the Board of Directors. Except for Messrs. Schwartz and McNealy, none of our Board members is an employee of Sun. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices and their participation in Board and Board committee meetings.

We believe transparent, effective, and accountable corporate governance practices are key elements of our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, several of our key governance initiatives are summarized below.

Recent Initiatives

Majority Vote Standard and Director Resignation Policy. In May 2006, the Board of Directors approved an amendment to the Company’s Bylaws, which changed the vote standard for the election of directors in uncontested elections from a plurality standard to a “majority of the votes cast” standard. As a result, each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a candidate for director must exceed the number of votes “withheld” from that director.

Under Delaware law, if an incumbent nominee for director in an uncontested election does not receive the requisite votes for reelection, the director remains in office as a “holdover” director until a successor is elected and qualified. The Board has amended Sun’s Bylaws and Corporate Governance Guidelines to include post-election procedures in the event an incumbent director becomes a holdover director. Under this process, the Corporate Governance and Nominating Committee shall make a recommendation to the Board as to whether to request the resignation of the director. Thereafter, the Board will act on the Corporate Governance and Nominating Committee’s recommendation. If so requested by the Board, a holdover director shall promptly tender his or her resignation. Within 90 days from the date the election results are certified, Sun will publicly disclose the Board’s decision and rationale, and, if applicable, the fact that such resignation was tendered and accepted by the Board. A holdover director shall not participate in the Corporate Governance and Nominating Committee’s recommendation or the Board’s decision with respect to his or her resignation.

Policy Regarding Stockholder Rights Plan. In May 2006, the Board terminated Sun’s stockholder rights plan and adopted a policy that Sun will submit any future stockholder rights plan (also known as a “poison pill”) to a stockholder vote, subject only to the ability of the Board to act on its own to adopt a rights plan if the Board, exercising its fiduciary duties, determines that under the circumstances then existing, it would be in the best interests of the Company and its stockholders to adopt a poison pill without prior stockholder approval. If the Board adopts such a rights plan, it will expire unless ratified by stockholders within one year of adoption. This policy is contained in the Company’s Company’s Corporate Governance Guidelines, which are available at www.sun.com/company/cgov/docs/CorpGovernanceGuidelines.pdf.

Performance-Based Stock Awards. In keeping with the commitment to high corporate governance standards, the Board firmly believes in the pay-for-performance philosophy. Accordingly, in addition to variable pay programs, the Leadership Development and Compensation Committee has implemented the use of performance-based restricted stock for senior leaders. The grants under this program constitute a significant portion of the long-term incentives for senior leaders, representing approximately 25 to 50 percent of the total fair value. Stock granted under this program will only vest if certain financial performance goals are achieved, and, if achieved, the stock will vest over subsequent years, assisting in retention and continuing the link to stockholder perspectives. Additional detail regarding executive compensation is provided in the “Report of the Leadership Development and Compensation Committee of the Board on Executive Compensation.”

Mandatory Retirement Age. In May 2006, the Board amended the Company’s Corporate Governance Guidelines to institute a mandatory retirement age of 75 for directors. When a director reaches that age, the Corporate Governance and Nominating Committee of the Board shall review the continued appropriateness of such director’s Board membership and recommend to the Board whether it should request such director’s resignation.

Separate Chairman and CEO. Although the Board does not have a policy on whether the roles of Chief Executive Officer and Chairman should be separate, the positions did separate in April 2006 upon Jonathan Schwartz’s appointment as CEO and Scott McNealy’s retention as Chairman.

Offer of Director Resignation Upon Job Change. In May 2006, the Board amended the Company’s Corporate Governance Guidelines to institute a policy that, in the event any director has a principal job change, including retirement, such director shall promptly inform the Board. The Corporate Governance and Nominating Committee of the Board shall review such job change and, after consideration of the continued appropriateness of such director’s Board membership under the new circumstances, determine whether to recommend that the Board request that such director tender his or her resignation.

General

Corporate Governance Guidelines. Our Board has adopted Corporate Governance Guidelines which govern, among other things, Board member criteria, responsibilities, compensation and education, Board committee composition and charters, management succession, and Board self-evaluation. You can access these Corporate Governance Guidelines, along with other materials such as Board committee charters, on our website at http://www.sun.com/company/cgov/.

Standards of Business Conduct. We have adopted Standards of Business Conduct applicable to all of our Board members and to all of our employees, including our Chief Executive Officer, Chief Financial Officer, Corporate Controller and other finance executives. The Standards of Business Conduct constitute a “code of ethics” as defined by applicable SEC rules and a “code of conduct” as defined by applicable NASDAQ rules. The Standards of Business Conduct are publicly available on our website at http://www.sun.com/company/cgov/. You may also request a copy of the Standards of Business Conduct by writing or calling us at:

Sun Microsystems, Inc.

Attn: Investor Relations

4150 Network Circle, UMPK14-336

Santa Clara, California 95054

(650) 960-1300

Any waiver of the Standards of Business Conduct pertaining to a member of our Board or one of our executive officers will be disclosed on our website at http://www.sun.com/company/cgov/.

Committee Responsibilities. Sun has three Board committees: the Audit Committee, the Leadership Development and Compensation Committee and the Corporate Governance and Nominating Committee. Each committee meets regularly and has a written charter approved by the Board. In addition, at each regularly scheduled Board meeting, the chairperson or a member of each committee reports on any significant matters addressed by the committee.

Independence. NASDAQ rules require listed companies to have a board of directors with at least a majority of independent directors. Our Board has determined that eight of our ten directors are independent under the NASDAQ listing standards. Our independent directors are: James L. Barksdale, Stephen M. Bennett, L. John Doerr, Robert J. Finocchio, Jr., Robert J. Fisher, Patricia E. Mitchell, M. Kenneth Oshman and Naomi O. Seligman. The Board limits membership on the Audit Committee, the Leadership Development and Compensation Committee and the Corporate Governance and Nominating Committee to directors who are independent under the NASDAQ listing standards.

Presiding Director. In accordance with the Corporate Governance Guidelines adopted by the Board, beginning in fiscal 2006, the independent members of the Board bi-annually elect a Presiding Director from among those members considered independent under the NASDAQ listing standards. James L. Barksdale was elected to a serve as the Presiding Director for fiscal 2006 and 2007. As Presiding Director, Mr. Barksdale’s duties include:

•	coordinating, developing the agenda for and moderating executive sessions of the Board’s independent directors;

•	advising the Chairman of the Board as to an appropriate schedule of Board meetings (seeking to ensure that the independent directors can perform their duties responsibly while not interfering with the flow of Company operations);

•	approving, with the Chairman of the Board, the content of Board meeting agendas;

•	advising the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties;

•	recommending to the Chairman of the Board the retention of consultants who report directly to the full Board;

•	acting as the principal liaison between the independent directors and the Chairman of the Board on sensitive issues; and

•	performing such other duties, as the Board may from time to time delegate to the Presiding Director, to assist the Board in the fulfillment of its responsibilities.

These duties are detailed in our Corporate Governance Guidelines, which are described above.

Stockholder Communication. The Board encourages stockholders who are interested in communicating directly with Sun’s independent directors as a group to do so by writing to the independent directors in care of the Secretary of Sun. Stockholders can send communications electronically by clicking on “Contact Sun’s Board of Directors” at our corporate governance website located at http://www.sun.com/company/cgov or by mail to: Secretary, Sun Microsystems, Inc., 4150 Network Circle, SCA12-202, Santa Clara, California 95054. Correspondence that is addressed to the independent directors will be reviewed by our general counsel or his designee, who will regularly forward to the independent directors all correspondence that, in the opinion of our general counsel, deals with the functions of the Board or committees thereof or that the general counsel otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by Sun that is addressed to the independent members of the Board and request copies of any such correspondence.

Attendance at Annual Meetings. All directors are encouraged to attend Sun’s annual meeting of stockholders. All nine of our directors who were then on the Board attended our 2005 annual meeting of stockholders.

Executive Sessions. At the conclusion of each regularly scheduled Board meeting, Sun’s independent directors meet in executive session without management. The Presiding Director moderates these meetings.

Stock Ownership Guidelines. In April 1999, our Board adopted stock ownership guidelines for our executive officers and directors. In July 2005, our Board revised these guidelines to better align the interests of our executive officers and directors with the interests of our stockholders and further promote our commitment to sound corporate governance. Under the guidelines, our executive officers are required to achieve ownership of Sun common stock valued at a multiple of their annual base salary (the market-median salary for a peer group of high-technology chief executive officers, in the case of our Chief Executive Officer), as follows: Chief Executive Officer-five times, Chief Operating Officer (to the extent we have such an officer)-three times, other executive officers-two times. Directors are required to achieve ownership of Sun common stock in an amount equal to the number of shares subject to the annual stock option grant to directors. The policy provides that Sun’s executive officers and directors must meet the guidelines by July 28, 2010, or, in the case of new executive officers or directors, within five years of obtaining such position. If an executive officer or director does not meet the guidelines by the applicable deadline, he or she will be required to retain twenty-five percent of the net shares received as the result of the exercise of Sun stock options until the guidelines are met. Our stock ownership guidelines can be found on our website at http://www.sun.com/company/cgov. The ownership levels of our executive officers and directors as of the Record Date are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management,” contained elsewhere in this proxy statement.

Outside Advisors. The Board and each of its committees may retain outside advisors and consultants of their choosing at Sun’s expense. The Board need not obtain management’s consent to retain outside advisors.

Board Effectiveness. It is important to Sun that the Board and its committees are performing effectively and in the best interests of the company and its stockholders. The Board performs an annual self-assessment, led by the Presiding Director, to evaluate its effectiveness in fulfilling its obligations.

Succession Planning. The Board recognizes the importance of effective executive leadership to Sun’s success, and meets to discuss executive succession planning at least annually.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of common stock beneficially owned as of the Record Date by:

•	each person or group known by Sun, based on filings pursuant to Section 13(d) or (g) under the Exchange Act, to own beneficially more than 5% of the outstanding shares of Sun common stock as of the Record Date;

•	each nominee for director;

•	the persons named in the Summary Compensation Table; and

•	all directors and executive officers as a group.

Name	Number of Shares Owned (1) (a)		Shares Subject to Vested Options (2) (b)	Total (a)+(b)	Percentage of Outstanding Shares(%)
Dodge & Cox(3) 555 California Street, 40th Floor San Francisco, CA 94104	252,749,440		—	252,749,440	7.2%
Jonathan I. Schwartz	1,213,965	(4)	2,470,200	3,684,165	*
Scott G. McNealy	60,083,512	(5)	14,380,200	74,463,712	2.1
James L. Barksdale	924,400	(6)	32,500	956,900	*
Stephen M. Bennett	50,000		12,500	62,500	*
Crawford W. Beveridge	305,062	(4)	2,725,200	3,030,262	*
Michael A. Dillon	166,844	(4)	310,200	477,044	*
L. John Doerr	3,138,496	(7)	32,500	3,170,996	*
Robert J. Finocchio, Jr.	23,000		0	23,000	*
Robert J. Fisher	577,600		32,500	610,100	*
Donald C. Grantham	222,254	(4)	575,000	797,254	*
William N. MacGowan	133,000	(4)	499,200	632,200	*
Stephen T. McGowan	273,404		1,895,200	2,168,604	*
Patricia E. Mitchell	0		5,000	5,000	*
M. Kenneth Oshman	2,323,200		32,500	2,355,700	*
Gregory M. Papadopoulos	281,217	(4)	1,198,118	1,479,335	*
Naomi O. Seligman	25,000	(8)	32,500	57,500	*
All current directors and executive officers as a group (21 persons)	70,643,466	(4)	23,982,050	94,625,516	2.7

*	Less than one percent.

(1)	Excludes shares that may be acquired through stock option exercises or pursuant to awards of restricted stock units. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed.

(2)	Pursuant to Rule 13d-3(d)(1) of the Exchange Act, includes shares subject to vested stock options as of November 5, 2006 (60 days after the Record Date) that may be acquired through option exercises. No unvested restricted stock units held by any director or executive officer on the Record Date are scheduled to vest prior to November 5, 2006.

(3)	This information is based solely on a Schedule 13G, dated February 3, 2006, filed with the Securities and Exchange Commission by Dodge & Cox. Dodge & Cox claims beneficial ownership of such shares as a result of acting as investment advisor registered under Section 203 of the Investment Advisors Act of 1940. The Schedule 13G also states that Dodge & Cox has sole voting power with respect to 238,490,540 shares and sole dispositive power with respect to 252,749,440 shares.

(4)	Includes shares of restricted stock subject to Sun’s right of repurchase as follows: Mr. Schwartz — 241,000, Mr. Beveridge — 108,375, Mr. Dillon — 78,750, Mr. Grantham — 118,750, Mr. MacGowan — 74,750, Mr. Papadopoulos — 124,250 and all current directors and executive officers as a group — 1,758,500.

(5)

Includes: (1) 702,000 shares of restricted stock held in an escrow account with respect to which Mr. McNealy has no voting power and which provides for the immediate sale of the shares upon vesting, subject to Sun’s policies and applicable securities laws; (2) 293,080 shares in a trust for which Mr. McNealy and his wife serve as trustees;

(2) 55,936,480 shares held by a trust for which Mr. McNealy serves as a trustee; (3) 402,800 shares held in a trust for which Mr. McNealy’s father-in-law serves as trustee and of which his children are the beneficiaries (the “Trust Shares”); (4) 22,204 shares held in California Uniform Transfer to Minors Act accounts for which Mr. McNealy’s wife serves as custodian (the “Children’s Shares”); and (5) 2,051,750 shares held by a charitable foundation, for which Mr. McNealy’s wife serves as president (the “Foundation Shares”). Mr. McNealy disclaims beneficial ownership of the Trust Shares, the Children’s Shares and the Foundation Shares.

(6)	Includes: (1) 2,400 shares held by a charitable remainder trust for which Mr. Barksdale serves as trustee; and (2) 4,000 shares held by a limited partnership for which Mr. Barksdale serves as general partner. Mr. Barksdale disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(7)	Includes 100,000 shares held by a charitable foundation for which Mr. Doerr and his wife serve as trustees. Mr. Doerr disclaims beneficial ownership of these shares.

(8)	Includes 10,000 shares held by Ms. Seligman’s husband.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the total compensation earned during fiscal years 2004, 2005 and 2006 for services rendered to Sun by:

•	the individuals serving as Chief Executive Officer during fiscal 2006;

•	the four other most highly compensated individuals (based on total salary and bonus during fiscal year 2006) who were serving as executive officers of Sun at the end of fiscal year 2006; and

•	two former executive officers who would have been among Sun’s four most highly compensated executive officers had they remained as an executive officer.

Summary Compensation Table

	Fiscal Year						Long-term Compensation		All Other Compensation ($)(2)
		Annual Compensation					Awards
Name and Principal Position		Salary ($)	Bonus ($)(1)		Other Annual Compensation ($)		Restricted Stock Awards ($)(14)	Securities Underlying Options (#)
Jonathan I. Schwartz President and Chief Executive Officer	2006 2005 2004	$896,923 812,308 559,435	$568,000 280,000 107,819		$6,495 9,961 3,529	(3) (4) (4)	$12,970,151 — —	2,900,000 800,000 1,500,000	$7,262 6,754 5,660

Scott G. McNealy Chairman of the Board of Directors and former Chief Executive Officer	2006 2005 2004	127,489 121,789 100,000	933,450 1,111,250 0	(5)	2,944 5,849 —	(3) (3)	6,700,773 — —	3,000,000 1,250,000 1,500,000	6,800 4,793 4,000

Crawford W. Beveridge Former Executive Vice President, People and Places and Chief Human Resources Officer	2006 2005 2004	542,077 532,915 481,765	142,884 160,650 98,810		— — —		765,055 — —	150,000 400,000 500,000	6,800 7,482 6,603

Michael A. Dillon(6) Executive Vice President, General Counsel, and Secretary	2006 2005 2004	416,539 406,154 289,211	94,984 91,000 47,459		— — —		517,376 — —	300,000 100,000 376,000	7,178 3,692 3,506

Donald C. Grantham(7) Executive Vice President, Global Sales and Services	2006 2005 2004	608,487 515,177 453,732	190,585 97,404 53,704		50,945 50,945 73,559	(8) (8) (9)	1,206,960 — 217,600	800,000 460,000 50,000	48,679 41,494 36,301	(10) (10) (10)

William N. MacGowan Chief Human Resources Officer Executive Vice President, People and Places	2006 2005 2004	422,692 400,000 304,327	91,422 77,000 47,459		— — —		486,780 — —	300,000 100,000 300,000	56,836 446,013 6,800	(11) (11)

Stephen T. McGowan Former Chief Financial Officer and Executive Vice President, Corporate Resources	2006 2005 2004	597,289 598,050 571,454	157,437 177,013 177,260	(13)	— — —		834,773 — —	150,000 400,000 500,000	922,830 7,282 7,026	(12)

Gregory M. Papadopoulos Executive Vice President and Chief Technology Officer	2006 2005 2004	564,462 526,546 457,777	156,060 160,650 73,280		— 6,226 —	(4)	851,285 — —	300,000 400,000 500,000	6,985 7,240 7,037

(1)	Except as otherwise indicated, bonuses for fiscal 2006 and fiscal 2004 represent cash bonuses earned for the indicated fiscal years under our Section 162(m) Executive Officer Performance-Based Bonus Plan. Bonuses for fiscal 2005 represent a discretionary bonus paid under the SMI Bonus Plan.

(2)	Unless otherwise noted, represents matching contributions made by Sun on behalf of each named executive officer to Sun’s 401(k) plan.

(3)	Represents income attributed to personal use of a corporate jet.

(4)	Represents a special payment in recognition of patent applications attributed to the executive officer.

(5)	Mr. McNealy will receive a bonus of $625,000 for fiscal 2004 if Sun achieves three consecutive quarters of operating profitability and year over year revenue growth on or by the end of fiscal 2007.

(6)	Mr. Dillon elected to defer until retirement payment of 10% of his salary for fiscal year 2006 and a portion of fiscal year 2005 and 10% of his bonuses earned under the Bonus Plan for a portion of fiscal year 2006, as permitted under our Non-Qualified Deferred Compensation Plan. For a description of our Non-Qualified Deferred Compensation Plan, see “Report of the Leadership Development and Compensation Committee of the Board on Executive Compensation—Components of executive compensation—Long-term incentives—Deferred compensation plan” contained elsewhere in this proxy statement.

(7)	Mr. Grantham is paid in pounds sterling. Salary and bonus have been converted into U.S. dollars using an exchange rate of one GBP to 1.88687 U.S. dollars.

(8)	Represents car rebate and per diem payments.

(9)	Includes car rebate and per diem payments of $50,945 and sales promotion incentive payment of $22,614.

(10)	Represents contributions made by Sun to Mr. Grantham’s pension fund.

(11)	Includes, for fiscal 2005, relocation payments of $439,212 and, for fiscal 2006, mortgage assistance payments of $50,036.

(12)	Represents matching contributions of $7,446 made by Sun on behalf of Mr. McGowan and $915,384 payable under Sun’s U.S. Vice President Severance Plan.

(13)	Includes a special one-time recognition bonus of $60,000.

(14)	Restricted Stock — Rights. Awards of restricted stock or restricted stock units are valued by multiplying the number of shares granted by the closing price on the date of grant, minus any consideration paid by the named executive. Holders of restricted stock have voting and divided rights with respect to their restricted shares. Holders of restricted stock units do not have voting and divided rights with respect to their restricted stock units.

Restricted Stock — Year-End Holdings and Value. At June 30, 2006, the named executive officers held the total number of shares of restricted stock and restricted stock units (collectively, “restricted shares”) indicated in the following chart. The year-end value of the total number of restricted shares, as indicated below, is based on the closing price of Sun Common Stock on June 30, 2006 ($4.15).

Name	Grant Date	Type(1)	Vesting Schedule	Restricted Shares Awarded (#)	Grant Date Price ($)	Grant Date Value ($)	Total Restricted Shares at Year-End		Year-End Value ($)
Jonathan I. Schwartz	7/28/05	RS	50% on 7/28/06; 50% on 1/28/07	332,000	$3.67	$1,218,440	2,732,000		$11,337,511
	7/28/05 4/27/06 4/27/06	RS PRSU RSU	25% annually on each anniversary 25% annually on each anniversary 100% on first anniversary	100,000 800,000 1,500,000	3.67 4.95 4.95	367,000 3,960,000 7,425,000
Scott G. McNealy	7/28/05	RS	50% annually on each anniversary	1,254,000	3.67	4,602,180	1,704,000		7,070,693
	7/28/05 4/27/06	RS PRSU	25% annually on each anniversary 25% annually on each anniversary	100,000 350,000	3.67 4.95	367,000 1,732,500
Crawford W. Beveridge	7/28/05	RS	50% on 7/28/06; 50% on 1/28/07	192,000	3.67	704,640	208,500		865,135
	7/28/05	RS	25% annually on each anniversary	16,500	3.67	60,555
Michael A. Dillon	7/28/05	RS	50% on 7/28/06; 50% on 1/28/07	108,000	3.67	396,360	141,000		585,056
	7/28/05	RS	25% annually on each anniversary	33,000	3.67	121,110
Donald C. Grantham	1/14/04	RS	50% on 7/14/06; 50% on 1/14/09	40,000	5.45	218,000	331,000		1,371,440
	7/28/05 7/28/05 4/27/06	RS RS RSU	50% on 7/28/06; 50% on 1/28/07 25% annually on each anniversary 20% annually on each anniversary	148,000 33,000 110,000	3.67 3.67 4.95	543,160 121,110 544,500
William N. MacGowan	7/28/05	RS	50% on 7/28/06; 50% on 1/28/07	100,000	3.67	367,000	133,000		550,620
	7/28/05	RS	25% annually on each anniversary	33,000	3.67	121,110
Stephen T. McGowan	7/28/05	RS	50% on 7/28/06; 50% on 1/28/07	211,000	3.67	774,370	0	(2)	0
	7/28/05	RS	50% on 7/28/06; 50% on 7/28/07	16,500	3.67	60,555
Gregory M. Papadopoulos	7/28/05	RS	50% on 7/28/06; 50% on 1/28/07	199,000	3.67	730,330	232,000		962,645
	7/28/05	RS	25% annually on each anniversary	33,000	3.67	121,110

(1)	“RS” refers to restricted stock, “RSU” refers to restricted stock units and “PRSU” refers to performance-based restricted stock units. Performance-based restricted stock units will vest only if certain performance-based criteria (tied to revenue growth and operating income for fiscal 2007) are achieved.

(2)	All shares of restricted stock held by Mr. McGowan vested upon his retirement on June 30, 2006.

Option grants in last fiscal year

The following table shows the stock option grants made during fiscal 2006 to the executive officers named in the Summary Compensation Table:

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(2)(3)	Expiration Date		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Options Term(4)
						5%($)	10%($)
Jonathan I. Schwartz	900,000 2,000,000	3.70 8.22%	$3.85 4.95	7/28/15 4/27/16		$2,179,120 6,226,057	$5,522,318 15,778,050

Scott G. McNealy	900,000 2,100,000	3.70 8.63	3.85 4.95	7/28/15 4/27/16		2,179,120 6,537,360	5,522,318 16,566,953

Crawford W. Beveridge	150,000.62		3.85	7/28/15		363,187	920,386

Michael A. Dillon	300,000	1.23	3.85	7/28/15		726,373	1,840,773

Donald C. Grantham	300,000 500,000	1.23 2.05	3.85 4.95	7/28/13 4/27/16	(5)	551,461 1,556,514	1,320,845 3,944,513

William N. MacGowan	300,000	1.23	3.85	7/28/13	(5)	551,461	1,320,845

Stephen T. McGowan	150,000.62		3.85	7/28/15		363,187	920,386

Gregory M. Papadopoulos	300,000	1.23	3.85	7/28/15		726,373	1,840,773

(1)	Except as noted, stock options have a ten-year term and vest at a rate of twenty percent per year beginning on the first anniversary of the date of grant. See also “Executive Compensation — Executive officer severance and change-in-control arrangements” contained elsewhere in this proxy statement.

(2)	The exercise price and tax withholding obligations may be paid in cash and, subject to certain conditions or restrictions, by delivery of already owned shares, pursuant to a subscription agreement or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to Sun, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(3)	Options were granted at an exercise price equal to the last reported sale price of Sun’s common stock, as reported on NASDAQ on the date of grant.

(4)	In accordance with SEC rules, these columns show gains that could accrue for the respective options, assuming that the market price of Sun common stock appreciates from the date of grant over a period of ten years at an annualized rate of 5% and 10%, respectively. For example, the options that we granted to Mr. Schwartz would produce a pre-tax gain of $5,522,318 only if Sun’s stock price appreciates by 10% per year over the next 10 years and rises from $3.85 to $9.99 per share before Mr. Schwartz exercises his options. Such an increase in Sun’s stock price (159%) would result in a significant increase in Sun’s aggregate market capitalization. If Sun’s stock price does not increase above the exercise price at the time of exercise, the actual realized value to the named executive officers would be zero. These calculations do not take into account any taxes or other expenses that might be owed.

(5)	These stock options have an eight-year term.

Option exercises in last fiscal year

The following table provides information concerning stock option exercises during fiscal year 2006 and exercisable and unexercisable stock options held by the executive officers named in the Summary Compensation Table:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)(1) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)(2) Exercisable/Unexercisable
Jonathan I. Schwartz	0	0	1,970,200/4,560,000	$298,600/794,400

Scott G. McNealy	2,400,000	$2,820,000	13,450,200/5,300,000	540,000/1,080,000

Crawford W. Beveridge	0	0	2,410,200/890,000	169,800/304,200

Michael A. Dillon	0	0	220,200/638,800	55,700/180,300

Donald C. Grantham	0	0	486,800/1,256,400	60,790/260,260

William N. MacGowan	0	0	411,200/612,000	48,000/171,000

Stephen T. McGowan	0	0	1,895,200/0	386,400/0

Gregory M. Papadopoulos	0	0	938,744/938,578	130,080/312,636

(1)	Based on a fair market value of $4.15 per share on June 30, 2006, the closing sale price per share of Sun’s common stock on that date as reported on NASDAQ.

Retirement Plan Potential Annual Payments and Benefits

The following table provides information concerning retirement plan benefits for the executive officers named in the Summary Compensation Table:

Name	Plan Name	Number of years credited service(1)	Normal retirement age(2)	Estimated normal retirement benefit ($)(3)
Jonathan I. Schwartz	Sun Microsystems, Inc. U.S. Vice President Severance Plan	16	55	1,538,461

Scott G. McNealy	Sun Microsystems, Inc. U.S. Vice President Severance Plan	24	55	195,384

Crawford W. Beveridge	Sun Microsystems, Inc. U.S. Vice President Severance Plan	6	55	830,770

Michael A. Dillon	Sun Microsystems, Inc. U.S. Vice President Severance Plan	9	55	646,153

Donald C. Grantham	Agreement between Don Grantham and Sun Microsystems, Inc.	7	55	1,764,140	(4)

William N. MacGowan	Sun Microsystems, Inc. U.S. Vice President Severance Plan	8	55	646,153

Stephen T. McGowan	Sun Microsystems, Inc. U.S. Vice President Severance Plan	13	55	915,384

Gregory M. Papadopoulos	Sun Microsystems, Inc. U.S. Vice President Severance Plan	11	55	923,076

(1)	Mr. Schwartz’s years of service include credit for his four years of service at Lighthouse Design, where he worked prior to Sun’s acquisition of that company in 1996. Mr. Dillon’s years of service include credit for a previous five-year period of employment with Sun. Mr. Lehman’s years of service reflect credit for his previous 14-year period of employment with Sun.

(2)	Officers reach normal retirement age when: (a) they are at least 55 years of age; (b) they have at least 5 full years of service; and (c) their age plus their years of service equal at least 65.

(3)	The plan provides for a one-time disbursement upon retirement, not an annual retirement benefit. Retirement benefits are not vested and are fully forfeited if the officer leaves Sun before they are eligible or terminate for any reason other than retirement. The U.S. Vice President Severance Plan also provides for an accelerated vesting benefit by which stock options that would otherwise vest within the 15-month period following the officer’s retirement from Sun would vest upon retirement.

(4)	Mr. Grantham will be paid in pounds sterling. Expected benefits have been converted into U.S. dollars using an exchange rate of one GBP to 1.88687 U.S. dollars. Mr. Grantham also receives: (i) a one-time payment upon retirement in an amount equal to 150 percent of Sun’s then-current annual contribution to Mr. Grantham’s pension fund; and (ii) an accelerated vesting benefit by which equity based grants that would otherwise vest within the 24-month period following his retirement from Sun would vest upon retirement.

Executive officer severance and change-in-control arrangements

In June 2005, the Leadership Development and Compensation Committee approved Sun’s U.S. Vice President Severance Plan and U.S. Vice President Involuntary Separation Plan (the “Severance Plans”), which went into effect in July 2005. The Severance Plans were amended effective May 2006. The Severance Plans are available to Sun’s U.S. employees at the level of vice president or above, including the executive officers named in the Summary Compensation Table. Under the Severance Plans, in the event an executive officer’s employment is terminated as a result of a workforce reduction, retirement, mutual agreement or involuntary termination without cause, the executive will be entitled to receive the following benefits: (i) regular pay and benefit continuation for sixteen weeks following notification of termination of employment; (ii) a lump-sum cash payment composed of four weeks of “pay” and four weeks of COBRA premiums for each year of service, subject to a maximum number of weeks based on the executive’s position and an overall cap, each as described in the Severance Plan; and (iii) six months of career service assistance. In addition, in the event an executive is terminated as a result of his or her retirement, the executive will receive stock option vesting credit for fifteen months following upon the date of retirement. Pay is defined under the Severance Plan as the executive’s base pay as of the date of the applicable termination letter. Amounts payable to an executive under the Severance Plan will be reduced to the extent the executive receives severance payments under the Worker Adjustment and Retraining Notice Act, or any other plan or agreement, including the Change of Control Agreements described below.

In October 1990, we approved a form of Senior Management Change of Control Agreement (“Change of Control Agreement”). The Leadership Development and Compensation Committee approved certain administrative amendments to the Change of Control Agreement in May 2003 and July 2006. Each of our executive officers, including the executive officers named in the Summary Compensation Table, has signed a Change of Control Agreement. Mr. McNealy also has signed a Change of Control Agreement. Subject to certain provisions in the Change of Control Agreement, each officer is eligible to receive the following if such officer’s employment is terminated within twelve months following a change of control of Sun: (i) an amount equal to two and one-half times such officer’s annual compensation (or, in the case of Mr. Schwartz and Mr. McNealy, three times their respective annual compensation); (ii) continuation of health benefits and group term life insurance for twenty-four months; and (iii) the acceleration of vesting for all stock options, restricted stock awards, RSUs and other long-term incentives held. The term “annual compensation” includes one year of base salary at the highest base salary rate an officer received during the twelve-month period preceding termination (the “Look-Back Period”), 100% of greatest on-target bonus for which an officer was eligible during the Look-Back Period and 100% of the greatest on-target commission for which an officer was eligible during the Look-Back Period. The term “change of control” includes (i) the stockholders approve a merger or consolidation of Sun with another corporation resulting in a greater than fifty percent change in the total voting power of Sun or the surviving company immediately following such transaction, (ii) the stockholders approve a plan of liquidation of the Company, (iii) the stockholders approve an agreement for the sale by the Company of all or substantially all of the Company’s assets, (iv) the acquisition by any person of securities of the Company representing fifty percent or more of the total voting power of Sun; and (v) certain changes in the majority composition of the Board not initiated by the Board.

Deferred compensation arrangements

Under our Non-Qualified Deferred Compensation Plan, in the event of a participant’s death while an employee, the participant’s beneficiaries are entitled to receive the employee’s account balance plus a supplemental survivor benefit equal to two times the amount of compensation the participant deferred under the plan, not to exceed $3,000,000. For a description of the Non-Qualified Deferred Compensation Plan, see “Report of the Leadership Development and Compensation Committee of the Board on Executive Compensation — Components of executive compensation — Long-term incentives — Deferred compensation plan” contained elsewhere in this proxy statement.

Certain transactions with officers and members of the Board

Prior to the enactment of the Sarbanes-Oxley Act of 2002, which prohibits loans to executive officers, Sun made a series of loans to Jonathan I. Schwartz, its President and Chief Operating Officer. In October 2001, Mr. Schwartz received a full recourse, unsecured loan from Sun in the amount of $1,000,000, payable in full on or before October 29, 2005, at an interest rate of 4.82% per annum, compounded annually. This loan was made to assist Mr. Schwartz in meeting certain obligations in connection with a margin loan. In May 2002, the Board approved the grant of additional loans to Mr. Schwartz for an aggregate principal amount of up to $3,000,000 at market rate terms and for the same purpose as the loan granted in October 2001. Sun issued the first of these loans in June 2002, with a principal amount of $1,000,000 and an interest rate of 6.75% per annum, compounded semi-annually, payable in full on or before June 30, 2006. This loan was a full-recourse loan secured by Sun common stock owned by Mr. Schwartz with a fair market value equal initially to the principal amount of the loan. This loan also obligated Mr. Schwartz to adjust the number of shares of Sun common stock to secure the loan every six months as necessary so that the fair market value of the Sun common stock securing the loan equaled the total amount of principal, accrued interest and any other obligations then owed by Mr. Schwartz to Sun under the terms of the loan. On July 19, 2002, Sun loaned Mr. Schwartz the remaining $2,000,000 previously authorized. Under the terms of the July 2002 loan agreement, all previous loans to Mr. Schwartz (including the prior unsecured $1,000,000 loan issued in October 2001) were consolidated into one full recourse loan containing the same terms, with an interest rate of 6.75% per annum, compounded semi-annually, payable in full on or before June 30, 2006 and secured by Sun common stock owned by Mr. Schwartz with a fair market value equal initially to the total $4,000,000 principal amount and subject to adjustment every six months as provided in the June 2002 loan described above. Mr. Schwartz made payments on schedule and paid off the $4,135,595.24 balance of the loan in full on June 28, 2006. In accordance with the Sarbanes-Oxley Act of 2002, Sun will not will not provide any new loans to its executive officers in the future.

Section 16(a) beneficial ownership reporting compliance

Our members of the Board and executive officers file reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a member of the Board or an executive officer and, after that, any changes in their ownership of our equity securities. These reports are required by Section 16(a) of the 34 Act. Based on our review of the reports, we believe that during fiscal 2006 all of the members of the Board, our executive officers and ten percent stockholders complied with the foregoing filing requirements.

REPORT OF THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE OF

THE BOARD ON EXECUTIVE COMPENSATION

The following Report of the Leadership Development and Compensation Committee of the Board on Executive Compensation shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that Sun specifically incorporates it by reference into such filing.

Committee membership and organization

In accordance with the charter of the Leadership Development and Compensation Committee of the Board, the Leadership Development and Compensation Committee is appointed by and serves at the discretion of the Board on the recommendation of the Corporate Governance and Nominating Committee. The Leadership Development and Compensation Committee consists of no fewer than three members. All members of the Leadership Development and Compensation Committee must meet the independence requirements of the listing standards of NASDAQ and the non-employee director definition of Rule 16b-3 promulgated under Section 16 of the Exchange Act, and at least two members of the Committee must meet the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Purpose

The purpose of the Leadership Development and Compensation Committee is to discharge the Board’s responsibilities relating to compensation of Sun’s executive officers and to administer Sun’s equity compensation plans and U.S. Non-Qualified Deferred Compensation Plans. The Leadership Development and Compensation Committee has overall responsibility for approving and evaluating all components of the compensation paid to Sun’s executive officers, including base salary, annual incentive bonuses and long-term incentives, and all compensation agreements, plans, policies and programs applicable to executive officers, including employment and severance agreements, change-in-control agreements and provisions, and any other executive officer-only benefits, compensation or material arrangements with respect to their employment. The Leadership Development and Compensation Committee also reviews and provides input with respect to the executive and leadership development policies, plans and practices developed by management that support Sun’s ability to develop and retain the superior executive and leadership talent required to deliver against our short- and long-term business strategies.

A copy of the Leadership Development and Compensation Committee’s charter is available at: http://www.sun.com/company/cgov/bcc.jsp.

In carrying out their duties, the Leadership Development and Compensation Committee has the authority to retain and terminate compensation consultants. During fiscal year 2006, the Leadership Development and Compensation Committee engaged an internationally recognized compensation consulting firm to advise on executive officer compensation and other matters related to their charter. Within Sun, the Leadership Development and Compensation Committee is supported by Sun’s Human Resources organization and Corporate Law Group.

The Leadership Development and Compensation Committee meets at scheduled times during the year and meets on an as-necessary interim basis. Additionally, the Leadership Development and Compensation Committee considers and takes action by written consent. The Leadership Development and Compensation Committee met six times during fiscal 2006; four of which were scheduled meetings, two of which were interim meetings. Of the two interim meetings, the first meeting was called to approve the hiring of and compensation for Michael E. Lehman, who assumed the role of Chief Financial Officer and Executive Vice President, Corporate Resources in February 2006. The second interim meeting was for the purpose of reviewing executive compensation; no action was taken at this meeting. Additionally, the Leadership Development and Compensation Committee acted by unanimous written consent in December 2005 for the purpose of approving Sun’s 2005 U.S. Non-Qualified Deferred Compensation Plan to conform to the new requirements of Section 409A of the Code, which was added to the Code by the American Jobs Creation Act of 2004.

Aside from the Non-Qualified Deferred Compensation Plans, the Leadership Development and Compensation Committee does not participate in any programs which they administer.

Compensation philosophy

Sun’s philosophy in setting compensation policies for executive officers is to align pay with performance, while at the same time providing competitive compensation that allows Sun to retain and attract executive talent. The Leadership Development and Compensation Committee approves and continually evaluates Sun’s compensation policies applicable to the executive officers, including the chief executive officer, and reviews the performance of these officers. The Leadership Development and Compensation Committee strongly believes that executive compensation should be directly linked to continuous improvements in corporate performance and increases in stockholder value and has adopted the following guidelines for compensation decisions:

•	Provide a competitive total compensation package that enables Sun to attract and retain key executive talent;

•	Align all pay programs with Sun’s annual and long-term business strategies and objectives; and

•	Provide a mix of base and performance-leveraged variable compensation that directly links executive rewards to the performance of Sun and stockholder return.

Components of executive compensation

The Leadership Development and Compensation Committee focuses primarily on the following four components in forming the total compensation package for Sun’s executive officers:

•	Base salary;

•	Annual incentive bonus;

•	Long-term incentives; and

•	Other benefits.

Mix of pay components

Executive compensation is based on the pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with total stockholder return. Given this, a significant portion of our executives’ annual and long-term compensation is at-risk. The percentage of compensation at risk increases as the level of position increases. This provides additional upside potential and downside risk for senior positions, recognizing that these roles have greater influence on the performance of the Company.

How amount of total compensation is determined

In order to evaluate Sun’s competitive position in the industry, the Leadership Development and Compensation Committee retained an external compensation consultant to conduct an executive compensation review (the “Executive Compensation Review”) and advise on other executive compensation matters. With respect to the Executive Compensation Review, companies with comparable revenue in the hardware, software and technical services industries were selected to create a custom comparison group. Sun ranked approximately at the median or average of the comparator group in terms of annual sales and market capitalization at the time of the review in April 2005. The competitive market data for the study included a mix of three recognized external compensation survey sources, and was deemed to fairly represent the labor markets in which Sun competes for executive talent. The market information served as one of the factors in determining the total compensation for Sun’s officers.

In April 2006, Mr. Schwartz was promoted to the role of Chief Executive Officer and President. To determine the pay level for Mr. Schwartz as Chief Executive Officer and President, the Leadership Development and Compensation Committee reviewed a study of the compensation arrangements provided to CEOs of 21 other high technology companies (the “CEO Study”). These companies included a representative sample of hardware, software, and technical services companies, with revenue greater than $1 billion. Sun ranked approximately at the median of this comparator group in terms of both number of employees and annual revenue at the time of the review in April 2006. This study was conducted by Sun’s Human Resources organization, supported by the external consultant, and was deemed to fairly represent the labor markets in which Sun competes for executive talent. The Leadership Development and Compensation Committee reviewed the study as a part of the process of determining the compensation arrangement for Mr. Schwartz.

The comparison lists used for the Executive Compensation Review and the CEO Study are different from the indices used in Sun’s Performance Graph, which is located elsewhere in this proxy statement.

In addition to the market information, the Leadership Development and Compensation Committee, together with the Board of Directors, also subjectively reviewed and evaluated the level of performance of the Company and of each executive officer, including Mr. McNealy and Mr. Schwartz, in order to determine current and future appropriate compensation levels.

Base salary

The Leadership Development and Compensation Committee intends to compensate our executive officers competitively within the industry. In addition to conducting the Executive Compensation Review, the Committee considered the scope of and accountability associated with each executive officer’s position and such factors as the performance and experience of each executive officer when setting base salary levels for fiscal 2006.

With respect to executive officers other than Mr. McNealy and Mr. Schwartz, who are discussed below, the Leadership Development and Compensation Committee targets base salary to be competitive, benchmarking against the 50th percentile of the industry. In some circumstances it is necessary to provide compensation at above-market levels; these circumstances include the need to retain key individuals, to recognize roles that were larger in scope or accountability than standard market positions or to reward individual performance.

Annual incentive bonus

Executive officers are eligible to participate in Sun’s Section 162(m) Executive Officer Performance-Based Bonus Plan (the “Bonus Plan”). The Bonus Plan links cash incentives to Company performance, based on short-term, operational measures that are deemed drivers of long-term success.

For fiscal year 2006, the Bonus Plan funding was based on the achievement of quarterly Operating Income, annual Free Cash Flow and annual Revenue. The Bonus Plan was measured on a quarterly basis, providing the opportunity for a quarterly bonus award if the funding criteria was met for each of the respective fiscal quarters. The Operating Income, Free Cash Flow and Revenue goals were derived from Sun’s internal projections and business plan.

The formula for determining the bonus award is as follows:

Eligible Earnings × Individual Incentive Target × Business Performance = Quarterly Award

The Bonus Plan was structured (as shown in the table below) such that 10% of the annual bonus opportunity was based on the results for Operating Income in Q106; 25% of the annual bonus opportunity was based on each of the results respectively for Operating Income in Q206 and Q306; and 40% of the annual bonus opportunity was based on the combination of Operating Income for Q406, Revenue for fiscal year 2006, and Free Cash Flow for fiscal year 2006.

FY06 Quarter	% of Annual Funding	Performance Measure	Funding Range
Q1	10%	Q1 Operating Income	0 – 300%
Q2	25%	Q2 Operating Income	0 – 300%
Q3	25%	Q3 Operating Income	0 – 300%
Q4	40%	Q4 Operating Income (20%), FY06 Revenue Growth (10%), FY06 Free Cash Flow (10%)	0 – 300%
Total	100%		0 – 300%

All corporate executive officers, other than Mr. McNealy and Mr. Schwartz, were eligible for annual target bonuses ranging from sixty-five to one hundred percent of their base salary (which are subsequently divided into a quarterly bonus target based on the funding percentages shown above), depending on their positions. The bonus targets were set such that the total target cash compensation (base salary plus on-target bonus amount) for each officer was competitive to peers in the industry, pursuant to the Executive Compensation Review.

Bonus results for fiscal 2006: (summarized in the table below)

For Q106, the Company’s performance on Operating Income was above the bonus funding threshold, but below the target performance level. Given this, Sun’s officers received a bonus of 50% of the Q106 target funding (or 5% of their respective annual bonus target).

For Q206 and Q306, the Company’s performance on Operating Income was below the bonus funding threshold. Given this, Sun’s officers did not receive a bonus payment for those quarters.

For Q406, the Company’s performance on Q406 Operating Income, annual Revenue, and annual Free Cash Flow was above the bonus funding threshold for each measure, but below the target performance level for each measure. Given this, Sun’s officers received a bonus of 61% of the Q406 target funding (or 24.4% of their respective annual bonus target).

Fiscal Quarter	Measure	Achievement	Quarterly Funding	Target Annual Funding	Actual Annual Funding
1	Operating Income	Between threshold and target	50%	10%	5%

2	Operating Income	Below threshold	0%	25%	0%

3	Operating Income	Below threshold	0%	25%	0%

4	Operating Income, Annual Revenue, Annual Cash Flow	Between threshold and target	61%	40%	24.4%

Other Compensation

From time to time, the Company is faced with circumstances that cause the Committee to consider whether to provide employees with additional compensation in the form of discretionary bonuses. These circumstances include the need to retain key employees or to recognize outstanding performance. While many of these situations are deemed to be within the normal responsibilities of executives, the Company may on limited occasion provide one-time recognition bonuses to certain officers where the demands of the situation and results of the initiative warrant such recognition. No such awards were made in fiscal 2006.

Long-term incentives

Options, performance-based restricted stock units and restricted stock awards.    The Leadership Development and Compensation Committee provides our executive officers with long-term incentive awards through grants of stock options, performance-based restricted stock units and restricted stock awards and restricted stock units. Each of the three equity vehicles serve a particular purpose in supporting the long-term compensation strategy.

Stock Options.    Stock options directly align employees with stockholder interests. Stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in Sun and to share in the appreciation of the value of the stock. The Company’s stock options typically have a five-year vesting period, in order to encourage a long-term perspective and to encourage key employees to remain at Sun. All options to executive officers to date have been granted at the fair market value of Sun’s common stock on the date of the grant. The Leadership Development and Compensation Committee believes that stock options are inherently performance-based and are a form of at-risk compensation, as the optionee does not receive any benefit unless Sun’s stock price rises after the date that the option is granted, thus providing direct incentive for future performance.

Performance-based Restricted Stock Units (PRSUs).    PRSUs support Sun’s pay-for-performance philosophy, while also supporting Sun’s retention efforts. PRSUs vest pursuant to achievement of certain operational goals. If the goals are not achieved, the award is forfeited; if the goals are achieved, a portion of the award will vest, with the balance of the award vesting over subsequent years.

Restricted Stock Awards/Restricted Stock Units (RSAs/RSUs).    RSAs/RSUs are generally awarded for retention and succession planning purposes, and to assist the Company in granting market-competitive long-term incentive awards to its executives. RSAs/RSUs may also be used in specific cases, such as in recruiting an executive, to replace vested benefits and/or an equity position at a prior employer.

The Committee is responsible for determining who should receive the grants, when the grants should be made, the exercise price per share and the number of shares to be granted. The Committee considers grants of long-term incentive awards to executive officers each fiscal year. The Committee delegates authority to the Company’s Chief Executive Officer to grant long-term incentive awards to employees, other than employees at the level of Vice President or above, subject to certain guidelines prescribed by the Committee.

Factors used to determine stock-based compensation include market practice, projected business needs, the projected impact of stockholder dilution, and the expense pursuant to Financial Accounting Standards Board Rule 123R. In this regard, the Company has progressively reduced the number of shares granted under its equity compensation plans, other than the Employee Stock Purchase Plan (ESPP), from 132 million (4.2% “burn rate”) in fiscal year 2000 to 65 million (1.95% “burn rate”) in fiscal year 2006, and expects to further reduce the “burn rate” in fiscal year 2007.

During fiscal year 2006, long-term incentive awards were granted to Sun’s executive officers based on the Executive Compensation Review, individual and corporate performance, as determined by the Committee.

Deferred compensation plan.    In June 1995, the Leadership Development and Compensation Committee approved another component of our executive compensation program, the Non-Qualified Deferred Compensation Plan (the “Deferred Plan”). The Leadership Development and Compensation Committee last amended the Deferred Plan in December 2005 to ensure that the deferrals prior to January 1, 2005 and the earnings thereon are not subject to Section 409A of the Code, which was added to the Code by the American Jobs Creation Act of 2004. The Deferred Plan was frozen as to new deferrals as of December 31, 2004. In December 2005, the Leadership Development and Compensation Committee approved the 2005 U.S. Non-Qualified Deferred Compensation Plan (the “2005 Deferred Plan”) to be effective January 1, 2005. The 2005 Deferred Plan was adopted for the purpose of complying with Section 409A of the Code.

The Deferred Plan and the 2005 Deferred Plan are voluntary, non-tax qualified, deferred compensation plans available to Board of Director members, executive officers and other members of our management, to enable them to save for retirement by deferring a portion of their current compensation. Under the Deferred Plan and the 2005 Deferred Plan, compensation may be deferred until termination or other specified dates they may choose. Deferred amounts may be credited with earnings based on investment choices made available by the 401(k) Investment Plan Committee for this purpose. Participants’ dependents are also eligible to receive a pre-retirement death benefit.

Severance and related benefits

Executive officers are eligible to receive benefits under certain conditions in accordance with Sun’s Senior Management Change of Control Agreement (the “Change of Control Agreement”), U.S. Vice President Involuntary Separation Plan (the “VP ISP”), and Sun’s U.S. Vice President Severance Plan (the “VP Severance Plan”) as described in the sections “Retirement Plan Potential Annual Payments and Benefits” and “Executive Officer Severance and Change in Control Arrangements”.

To determine the level of benefits provided under each form of severance policy, data regarding peer practice, the circumstances of the situation, and impact on stockholders was considered. In each instance, the severance benefit is constructed such that the benefit is discrete and capped under a one-time payment, limiting any potential on-going liability.

Other benefits

Sun’s executive officer benefit programs are substantially the same for executives as for all other eligible employees.

Chief Executive Officer Compensation for Fiscal Year 2006

Note regarding Chief Executive Officer compensation: For the period July 2005 to April 2006, Mr. Scott G. McNealy held the position of Chairman of the Board and Chief Executive Officer. In April 2006, Mr. Jonathan I. Schwartz, Sun’s then Chief Operating Officer and President, was promoted to Chief Executive Officer and President. Mr. McNealy remains as Chairman of the Board for Sun.

Accomplishments for fiscal 2006 under the leadership of Mr. McNealy and Mr. Schwartz include:

•	Year over year revenue growth of 29 percent in Q4;

•	Year over year x64 Server Unit shipment growth of 53 percent in Q4;

•	Gained share year over year in UNIX platform server revenue and unit shipments;

•	Growth in Solaris Operating System;

•	New leadership in key executive positions;

•	Steady stream of ground-breaking innovations, including Sun’s T1000 and T2000 servers with Cool Threads technology; and

•	Portfolio review to identify and act upon synergies and efficiencies.

Chief Executive Officer base salaries

For Mr. McNealy, Chief Executive Officer for the period from July 2005 to April 2006, the Leadership Development and Compensation Committee targeted the lower-end of the base salary range for chief executive officers, as provided in the Executive Compensation Review, and left the base salary for Mr. McNealy unchanged at $127,000. As a result, Mr. McNealy’s annual bonus potential and long-term compensation comprised the vast majority of his total potential compensation. For Mr. Schwartz, Chief Executive Officer for the period April 2006 to the present, in recognition of his promotion to Chief Executive Officer and President, the base salary for Mr. Schwartz was increased by 11% to a salary of $1 million, which represents the 65th percentile of peers in the CEO Study.

Chief Executive Officer bonus payments

Mr. McNealy was eligible for an annual target bonus of two thousand five hundred percent of his $127,000 base salary, or $3.175 million. Mr. Schwartz was eligible for an annual target bonus of two hundred percent of his eligible earnings (eligible earnings adjust for his increase in base salary upon being promoted to Chief Executive Officer).

Based on the above performance results, the bonus payments earned by Mr. McNealy and Mr. Schwartz are as follows:

Mr. McNealy received $933,450 in total for fiscal year 2006 (29.4% of his annual target bonus). This amount consisted of $158,750 for Q106 (5% of his annual target bonus), $0 for Q206 and Q306, and $774,700 for Q406 (24.4% of his annual target bonus). Total salary and bonus paid to Mr. McNealy for fiscal 2006 was $1.06 million.

Mr. Schwartz received $568,000 in total for fiscal year 2006 (29.4% of his annual target bonus). This amount consisted of $90,000 for Q106, while holding the position of Chief Operating Officer (5% of his annual target bonus), $0 for Q206 and Q306, and $488,000 for Q406 while holding the position of Chief Executive Officer (24.4% of his annual target bonus). Total salary and bonus paid to Mr. Schwartz for fiscal 2006 was $1.47 million.

Chief Executive Officer long-term incentive award

Both Mr. McNealy and Mr. Schwartz received stock options and restricted stock awards as noted in the section “Restricted Stock and Option Grants in Last Fiscal Year”. The number of stock options and restricted stock awards were based upon peer equity compensation values pursuant to the Executive Compensation Review and CEO Study, as well as future potential contributions to Sun’s success.

In April 2006, the Leadership Development and Compensation Committee approved grants of performance-based restricted stock units and stock options to Mr. Schwartz and Mr. McNealy, as further described in the section “Restricted Stock and Option Grants in Last Fiscal Year”. These awards were made in recognition of their new positions and were intended to represent the annual equity award for fiscal year 2007.

The Performance-based Restricted Stock Units will vest upon achieving certain performance criteria based upon Sun’s revenue growth and operating income for fiscal year 2007. The performance criteria is based on Sun’s operating plan for fiscal year 2007. If the goals are achieved, 25 percent of the award will vest upon the performance measurement (after the close of Sun’s fiscal 2007) with the remaining 75 percent vesting in equal amounts over the following three years.

Chief Executive Officer Severance Arrangements

Severance arrangements for Mr. McNealy and Mr. Schwartz are disclosed in the section “Executive Officer Severance and Change in Control Arrangements” and “Retirement Plan Potential Annual Payments and Benefits” earlier in this proxy. Neither Mr. McNealy nor Mr. Schwartz are currently eligible to receive benefits under the retirement provision of the VP Severance Plan. However, should Mr. McNealy or Mr. Schwartz terminate employment for reasons of involuntary termination without cause, mutual agreement, or termination under a change of control, as defined, each may be entitled to receive benefits under the VP Involuntary Separation Plan, VP Severance Plan, or Change of Control agreement, respectively.

Sun’s Policies With Respect to the Granting of Stock Options

Stock options may be granted by either the Leadership Development and Compensation Committee of the Board of Directors or their delegate, the CEO. The CEO only has authority to grant options to employees below the level of Vice President in an amount not to exceed 50,000 shares. The Board does not grant options, although the LDCC regularly reports its activity, including approval of grants, to the Board.

Timing of Grants.    Stock options are typically granted at regularly scheduled, predetermined meetings of the LDCC. These meetings are usually scheduled shortly after the release of quarterly earnings. On limited occasion, grants may occur during an interim meeting of the LDCC, which occurs primarily for the purpose of approving a compensation package for newly hired or promoted executive. The timing of the interim meetings, if they occur, is driven by the activity related to the need for the meeting, not the stock price. Grants made by the CEO occur on the same dates as the LDCC meetings, and the CEO does not have discretion to determine grant dates.

Option Exercise Price.    The exercise price of a newly granted option (i.e., not an option assumed in, or granted in relation to, an acquisition) is the closing price on NASDAQ on the date of grant, which is the date of the LDCC meeting.

Stock Ownership Guidelines

The Leadership Development and Compensation Committee also believes that it is in the best interests of stockholders for Sun’s executive officers and directors to own Sun stock. During fiscal year 2000, the Leadership Development and Compensation Committee established stock ownership guidelines, applicable to Sun’s executive officers and directors. These guidelines were updated by the Leadership Development and Compensation Committee during fiscal year 2005. The guidelines can be found on Sun’s website at http://www.sun.com/company/cgov.

Discussion of compensation in excess of $1 million per year

The Leadership Development and Compensation Committee has considered the implications of Section 162(m). This section precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers. This section also provides for certain exemptions to this limitation, specifically compensation that is performance-based within the meaning of Section 162(m).

In order to qualify compensation derived by executive officers from stock options as performance-based compensation, amendments to the 1990 Long-Term Equity Incentive Plan were submitted to and approved by our stockholders at our 1994 annual meeting.

Additionally, with respect to bonuses granted by the Leadership Development and Compensation Committee to such executive officers, the Committee approved the Bonus Plan to qualify bonus payments to executives under Section 162(m). Stockholders approved the plan at our 2001 annual meeting. Periodically, the plan must be re-qualified by submitting it to our stockholders for approval and has been submitted for stockholder approval at the 2006 annual meeting (please reference “Proposal 3: Approval of Sun’s Section 162(m) Executive Officer Performance Based Bonus Plan”).

The Leadership Development and Compensation Committee, however, reserves the right to award compensation to our executives in the future that may not qualify under Section 162(m) as deductible compensation. The Leadership Development and Compensation Committee will, however, continue to consider all elements of the cost to Sun of providing such compensation, including the potential impact of Section 162(m).

Leadership development

The Leadership Development and Compensation Committee also reviews and adopts the executive and leadership development policies, plans and practices that support Sun’s ability to develop and retain the superior executive and leadership talent required to deliver against our short- and long-term business strategies. During fiscal 2002, the Leadership Development and Compensation Committee approved the creation of the Leadership Institute, an organization which provides executive development experiences to Sun’s next generation of leaders. In conjunction with the full Board, the Leadership Development and Compensation Committee also reviewed the succession and development plans for Sun’s top executives.

Conclusion

The Leadership Development and Compensation Committee believes that its executive compensation philosophy and leadership development practices serve the best interests of Sun and our stockholders.

Submitted by the Leadership Development and Compensation Committee of the Board

L. John Doerr, Chairman

Stephen M. Bennett

M. Kenneth Oshman

STOCK PRICE PERFORMANCE GRAPH

The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that Sun specifically incorporates it by reference into such filing. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN FOR SUN,

THE S&P 500 STOCK INDEX, AND THE S&P COMPUTERS (HARDWARE) INDEX

The stock price performance graph and table below compare the cumulative total stockholder return on our common stock with the cumulative total return of the Standard & Poor’s 500 Index and the Standard & Poor’s Computers (Hardware) Index for the five fiscal years ended June 30, 2006. The graph and table assume that $100 was invested on June 30, 2001 (the last day of our fiscal year ended June 30, 2001) in each of our common stock, the Standard & Poor’s 500 Index and the Standard & Poor’s Computers (Hardware) Index, and that all dividends were reinvested. Cumulative total stockholder returns for our common stock, the Standard & Poor’s 500 Index, and the Standard & Poor’s Computers (Hardware) Index are based on our fiscal year.

PROPOSAL 3

APPROVAL OF SECTION 162(m) EXECUTIVE OFFICER

PERFORMANCE-BASED BONUS PLAN

This section provides a summary of the terms and conditions of the Section162(m) Executive Officer Performance-Based Bonus Plan (the “Performance Plan”) and the proposal to approve the amended and restated Performance Plan.

The Performance Plan was first adopted by our Board of Directors in August 1995 and by our stockholders in November 1995. The Performance Plan was amended and restated by our Board of Directors in 2001 and approved by our stockholders in November 2001. The Leadership Development and Compensation Committee approved an amended and restated Performance Plan in August 2006. Because the Performance Plan is designed to qualify as providing “performance-based” compensation under Section 162(m) of the Code, periodically we must ask you to renew your approval of the Performance Plan. Additionally, we have made certain changes to the Performance Plan. These changes also require your approval. Your affirmative vote to re-approve the Performance Plan also means that you are voting in favor of the changes made to the plan. We are asking you to renew the approval of the Performance Plan so that we may deduct for federal income tax purposes any compensation over $1 million that we may pay to certain of our most highly paid executives in a single year pursuant to the Performance Plan, including the changes made to the Performance Plan.

General

As mentioned above, the Performance Plan is designed to qualify as “performance-based” compensation under Code Section 162(m). Under Section 162(m), Sun may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer or any of the four other most highly compensated executive officers to the extent that any of these persons receives more than $1 million in compensation in any one year. However, if Sun pays compensation that is “performance-based” under Section 162(m), Sun can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1 million in a single year. The Performance Plan allows Sun to pay incentive compensation that is performance-based and therefore fully tax deductible on Sun’s federal income tax return.

A summary of the principal features of the Performance Plan follows as well as a description of the changes we are asking you to approve follows.

Purpose

The Performance Plan is intended to increase stockholder value and our success by motivating key executives to perform to the best of their abilities and to achieve our objectives. These goals are to be achieved by providing eligible executives with incentive awards based on the achievement of goals relating to the performance of Sun. The Performance Plan is also designed to qualify as “performance-based” compensation under Section 162(m) of the Code.

Eligibility

A committee, which is appointed by Sun’s Board of Directors and is comprised solely of outside directors under Code Section 162(m), determines which employees will be eligible to participate. The actual number of employees who will be eligible to receive an award during any particular year cannot be determined in advance because the committee has the discretion to select those who will be eligible to participate.

Target awards and performance goals

For each performance period, which is our fiscal year or such other period as determined by the committee in its discretion, the committee assigns each participant a target award and performance goal or goals, which is in writing, which must be achieved before an award actually will be paid to the participant. The participant’s target award is denominated in shares of Sun common stock or an amount of cash. The performance goals require our achievement of specified business or financial measures, which may differ from participant to participant and from award to award. These measures may include, but are not limited to, earnings (or loss) per share, measurable individual objectives, net income (or loss), cash flow, operating income (or loss), return on assets, return on equity, return on sales, revenue, attainment of strategic and operational initiatives, appreciation in or maintenance of the price of Sun’s stock, market share, gross profits, earnings, economic value models, comparisons with various stock market indices, reduction in costs, return on capital, cash flow return on investment, improvement in or attainment of expense levels or working capital levels, operating margin or gross margin, year-end cash, debt reduction, stockholder equity, research progress and recruiting and maintaining personnel. The committee will also set forth in writing whether any significant element will be included or excluded in calculating a performance goal. The committee’s actions on target awards and performance goals must be made on or before 90 days after the performance period begins or, if earlier, the expiration of twenty-five percent of the performance period.

Awards

After the performance period ends, the committee certifies in writing the extent to which the pre-established performance goals actually were achieved or exceeded. The actual award that is payable to a participant is determined using a formula that increases or decreases the participant’s target award based on the level of actual performance attained. However, the Performance Plan limits actual awards to a maximum of $10 million or 1,500,000 shares of Sun common stock per person for each 12 months in any performance period (adjusted proportionately for shorter performance periods), even if the formula otherwise indicates a larger award If a participant terminates employment before the end of the performance period in which the bonus is to be earned, the committee has discretion to pay out all, part or none of the award. Awards generally are paid in cash or shares of Sun common stock no later than two and one-half months after the performance period ends. Any award payable in shares will be granted under our 1990 Incentive Plan or another stockholder approved equity compensation plan.

Awards under the Performance Plan are determined based on actual performance, so future actual awards (if any) cannot now be determined. The annual awards paid for fiscal 2006 under the Performance Plan to the executive officers named in the Summary Compensation Table are set forth in the Bonus column of the Summary Compensation Table, contained elsewhere in this document.

No awards will be payable under the Performance Plan for the 2007 fiscal year and thereafter if the Plan is not approved by the stockholders.

Administration

The committee administers the Performance Plan. Members of the committee must qualify as outside directors under Section 162(m). Subject to the terms of the Performance Plan, the committee has sole discretion to: select the employees (who must be executive officers) who will receive awards; determine the terms and conditions of awards; and interpret the provisions of the Performance Plan.

Amendment and termination of the Performance Plan

The Board of Directors may amend or terminate the Performance Plan at any time and for any reason. No amendment or termination may alter or impair any rights or obligations under any award already granted to a participant without the participant’s consent.

Federal income tax consequences

Under present federal income tax law, participants will realize ordinary income equal to the amount of the award received in the year of receipt. Sun will receive a deduction for the amount constituting ordinary income to the participant, provided that the Performance Plan satisfies the requirements of Section 162(m). As described above, Section 162(m) limits the deductibility of compensation not based on performance that is paid to certain corporate executives. Sun’s intention is to adopt and administer the Performance Plan in a manner that maximizes the deductibility of compensation for Sun under Section 162(m).

Changes made to the Performance Plan

The following material changes were made to the Performance Plan: (1) the permissible performance goals have been expanded significantly and the definitions of performance goals have been removed from the Performance Plan; (2) to be eligible to participate, an employee must be an executive officer; (3) target awards are not required to be a percentage of base salary, and may be denominated in shares of Sun common stock or cash; and (4) the maximum award for each 12 month performance period was increased to $10 million, up from $7.5 million and if payable in Sun common stock is 1.5 million shares.

Board recommendation

The Board of Directors recommends a vote “FOR” the adoption of the Section 162(m) Executive Officer Performance-Based Bonus Plan.

STOCKHOLDER PROPOSAL

Proposal 4 is a stockholder proposal. If the stockholder proponent, or a representative who is qualified under state law, is present at the Annual Meeting and submits this proposal for a vote, then the proposal will be voted upon. The stockholder proposal is included in this proxy statement exactly as submitted by the stockholder proponent. The Board’s recommendation on the proposal is presented on the page following the proposal.

PROPOSAL 4

STOCKHOLDER PROPOSAL REGARDING LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Company has been notified that the American Federation of State, county and Municipal Employees Pension Plan (the “Plan”), 1625 L Street N.W., Washington, D.C. 20036, and the Connecticut Retirement Plans and Trust Funds (“CRPTF”), 55 Elm Street, Hartford, Connecticut 06106, are the beneficial owners of the requisite number of shares of the Company’s common stock, and intend to present the following stockholder proposal for consideration at the annual meeting:

RESOLVED, that stockholders of Sun Microsystems, Inc. (“Sun”) urge the board of directors to adopt a policy that Sun stockholders be given the opportunity at each annual meeting of stockholders to vote on an advisory resolution, to be proposed by Sun’s management, to approve the report of the Leadership Development and Compensation Committee set forth in the proxy statement. The policy should provide that appropriate disclosures will be made to ensure that stockholders fully understand that the vote is advisory; will not affect any person’s compensation; and will not affect the approval of any compensation-related proposal submitted for a vote of stockholders at the same or any other meeting of stockholders.

SUPPORTING STATEMENT

In our view, senior executive compensation at Sun has been excessive in recent years. In 2005, Chairman and the-CEO Scott McNealy received $1,233,039 in salary and bonus of 1,250,00 options, and exercised 4,800,000 stock options for $11,841,600 in value realized. At the same time, Sun was selected to the 2005 Focus List of underperforming companies by the Council of Institutional Investors. For 2003, 2004 and 2005, Mr. McNealy received 3,750,000 in options with potential future value of $8,938,164 or $22, 651,065, depending upon future return assumption.

We believe that the current rules governing senior executive compensation do not give stockholders enough influence over pay practices. In the United Kingdom, public companies allow stockholders to cast an advisory vote on the “directors remuneration report,” Such a vote isn’t binding, but allows stockholders a clear voice which could help reduce excessive pay. U.S. Stock exchange listing standards do require stockholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Stockholders do not have any mechanism for providing ongoing input on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Perform 49 (2004)).

Similarly, performance criteria submitted for stockholder approval to allow a company to deduct compensation in excess of $1 million are also broad and do not constrain compensation committees in setting performance targets for particular executives. Withholding votes from compensation committee members who are standing executives. Withholding votes from compensation committee members who are standing for reelection is a blunt instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Sun’s board to allow stockholders to express their opinion about senior executive compensation practices by establishing an annual referendum process. The results of such a vote would, we think, provide Sun with useful information about whether stockholders view the company’s compensation practices, as reported each year in the Leadership Development and Compensation Committee Report, to be in stockholders’ best interests.

We urge stockholders to vote for the proposal.

Statement by the Board of Directors in opposition to Proposal 4

The Board believes that its Leadership Development and Compensation Committee (LDCC) has a process for establishing executive compensation that is based on performance in alignment with stockholder value creation and which responsibly achieves the purpose of hiring and retaining the best executives in order to maintain Sun’s competitiveness.

The LDCC is comprised exclusively of independent directors who meet on a regular basis to review executive compensation plans, policies and programs, equity and certain other benefit plans, and leadership development policies, plans and practices. As discussed more fully in “Report of the Leadership Development and Compensation Committee on Executive Compensation,” the LDCC believes that our compensation policies and programs effectively serve the interests of stockholders and the company. The LDCC also believes these policies motivate executives to contribute to our overall future success, thereby enhancing the value of the Company for the benefit of all stockholders.

The LDCC, based on, among other things, a review of competitive benchmark data, believes that the current structure is appropriately balanced and competitive to accomplish the crucial task of recruiting, retaining and motivating talented senior executives in the highly competitive technology industry in which Sun competes. In the technology industry generally, human capital is a primary driver of profitability and competitive advantage. This competitive environment must be taken into account in determining executive compensation.

We believe that an advisory resolution would neither change the contents of the LDCC’s report nor have any legal consequence on any compensation arrangement. Most importantly, an advisory vote would not provide the Committee with any meaningful insight into specific stockholder concerns regarding executive compensation that it could address when considering the Company’s remuneration policies.

Further, we are not aware of any U.S. company that has adopted this practice on its own initiative. Therefore, we believe the proposal could subject Sun to an advisory vote requirement without any assurance that the compensation committees of other public companies, particularly our industry peers, would be subject to similar stockholder scrutiny. We are concerned that adopting this practice alone could put the Company at a competitive disadvantage and negatively affect stockholder value by creating the impression among our senior executives that our compensation opportunities may be limited or negatively affected by this practice when compared with opportunities at our competitors.

Finally, we believe an advisory vote is impractical when more effective means of communicating concerns to the LDCC are available to stockholders. Stockholders may contact the Board of Directors or the LDCC directly through our website at http://www.sun.com/cgi-bin/sun/company/cgov/contact.cgi or by email to SunBOD@sun.com.

The Board always exercises great care and discipline in determining and disclosing executive compensation. We do not believe the advisory vote called for by the stockholder proponent will enhance our governance practices or improve communication with stockholders, nor is it in the best interests of our stockholders. Indeed, it may very well constrain our efforts to recruit and retain exceptional senior executives to focus on the Company’s long-term performance and results.

Board recommendation

The Board recommends that you vote “AGAINST” Proposal 4.

Map and Driving Directions to Sun’s Santa Clara Campus

From San Francisco, going south:

Take 101 South;

Take San Tomas/Montague Expressway exit and follow the exit for Montague Expressway (east);

Turn right on ramp to Lafayette Street;

Drive 0.3 miles and turn right on Palm Drive.

From San Jose, going north:

Take 101 North;

Take San Tomas/Montague Expressway exit and follow the exit for Montague Expressway (east);

Turn right on ramp to Lafayette Street;

Drive 0.3 miles and turn right on Palm Drive.

Sun. microsystems

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PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

A Proposal 1 - Election of Directors B Other Proposals

The Board of Directors recommends a vote FOR all nominees. The Board of Directors recommends a vote FOR Proposals 2 and 3.

1. Election of eight members to the Board; For Against Abstain Nominees: 1 - Scott G. McNealy, 2 - James L. Barksdale, 3 - Stephen M. Bennett, 2. Ratification of the appointment of Ernst & Young LLP as our independent registered 4 - Robert J. Finocchio, Jr., 5 - Patricia E. Mitchell, 6 - M. Kenneth Oshman, public accounting firm for the fiscal year 7 - Jonathan I. Schwartz, and 8 - Naomi O. Seligman ending June 30, 2007;

For Against Abstain To Vote FOR All Nominees To WITHHOLD Vote From All Nominees 3. Approval of Sun’s Section 162(m) Executive Officer Performance-Based Bonus Plan.

The Board of Directors recommends a vote AGAINST Proposal 4. For All Except - To withhold your vote from a specific nominee or nominees, mark the

For Against Abstain box to the left and also mark the numbered box(es) below corresponding to the number(s) of the nominee(s) listed above from whom you wish to withhold your vote. 4. Consideration of a stockholder proposal, if properly presented at the meeting, regarding the Leadership Development and Compensation Committee.

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Proxy - Sun Microsystems, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SUN MICROSYSTEMS, INC.

2006 ANNUAL MEETING OF STOCKHOLDERS

By signing on the reverse side, you, as a stockholder of Sun Microsystems, Inc., hereby appoint Jonathan I. Schwartz and Michael A. Dillon or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on your behalf and in your name, to represent you at Sun’s Annual Meeting of Stockholders to be held on Thursday, November 2, 2006, and at any adjournment(s) or postponement(s) thereof, and to vote all of your shares of Common Stock on all matters to be considered at the meeting which you would be entitled to vote if personally present. The meeting will begin at 10:00 a.m. (doors will open at 9:00 a.m.) in the auditorium at Sun’s Santa Clara campus, located at 4030 George Sellon Circle, Santa Clara, California.

You are encouraged to specify your choices by marking the appropriate boxes. However, if you wish to vote in accordance with the Board of Directors’ recommendations, simply sign and return this card.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE. SEE REVERSE SIDE

RECEIVE FUTURE SUN MICROSYSTEMS, INC. PROXY MATERIALS VIA THE INTERNET:

Consider receiving future Sun Microsystems, Inc. Annual Report and Proxy materials (as well as all other Company communications) in electronic form rather than in printed form. While voting via the Internet, at at www.computershare.com/expressvote, follow the instructions for the Electronic Delivery Option to give your consent and thereby save Sun Microsystems the future costs of producing, distributing and mailing those materials. Accessing Sun Microsystem’s Annual Report and Proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies. If you do not consent to access Sun Microsystem’s Annual Report and Proxy materials via the Internet, you will continue to receive them in the mail.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada) To vote using the Internet

• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on • Go to the following web site: a touch tone telephone. There is NO CHARGE to you for the call. WWW.COMPUTERSHARE.COM/EXPRESSVOTE

• Follow the simple instructions provided by the recorded message. • Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on November 2, 2006. THANK YOU FOR VOTING